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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549-1004

                                  FORM 8-K/A

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) March 16, 2000
                                                        --------------



                       Commission File Number 33-64325
                                              --------



                           REUNION INDUSTRIES, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)



        DELAWARE                                       06-1439715
------------------------                  ------------------------------------
(State of Incorporation)                  (I.R.S. Employer Identification No.)



                         300 WEYMAN PLAZA, SUITE 340
                        PITTSBURGH, PENNSYLVANIA 15236
         ------------------------------------------------------------
         (Address of principal executive offices, including zip code)



                                (412) 885-5501
             ----------------------------------------------------
             (Registrant's telephone number, including area code)





==============================================================================

             FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Current Report on Form 8-K/A contains forward-looking statements as defined by Section 21E of the Securities Act of 1934, as amended, concerning, but not limited to, the potential for the future issuance of Reunion Industries, Inc. common stock, the application of purchase accounting to and future amortization of any resulting goodwill from the merger and acquisition described herein, the repayment terms of credit facilities and management's beliefs regarding the adequacy of funds for operating requirements and debt service over the next twelve months. These forward-looking statements are dependent on future events, including results of operations and market forces beyond the control of Reunion. Note that all forward-looking statements involve risks and uncertainties including, without limitation, factors which could cause the future results and shareholder values to differ significantly from those expressed in the forward-looking statements. In light of the risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Reunion or any other person that the forward-looking statements will occur.

     This Current Report on Form 8-K/A amends Items 7(a) and 7(b) of the Current Report on Form 8-K filed on March 31, 2000.

ITEM 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
          -------------------------------------------------------------------

(a)  Financial Statements
     --------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                              Page
------------------------------------------                              ----

CHATWINS GROUP, INC.
--------------------
Consolidated Financial Statements as of December 31, 1999 and 1998 and for the Years Ended December 31, 1999, 1998 and 1997 and Information Related to Chatwins Group:

Report of Independent Accountants.........................................4
Consolidated Balance Sheet................................................5
Consolidated Statement of Income and Comprehensive Income.................6
Consolidated Statement of Cash Flows......................................8
Notes to Consolidated Financial Statements...............................10
Information Related to Chatwins Group....................................36


STANWICH ACQUISITION CORP.
--------------------------
Audited Financial Statements as of December 31, 1999 and 1998 and for the Years Ended December 31, 1999 and 1998:

Report of Independent Accountants........................................56
Balance Sheet............................................................57
Statement of Operations..................................................58
Statement of Cash Flows..................................................59
Notes to the Financial Statements........................................60

(b)  Pro Forma Financial Information
     -------------------------------

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
------------------------------------------------------------------------

REUNION INDUSTRIES, INC.
------------------------
Information About the Unaudited Pro Forma
  Consolidated Condensed Financial Statements............................72
Unaudited Pro Forma Consolidated Condensed
  Balance Sheet as of December 31, 1999..................................74
Unaudited Pro Forma Consolidated Condensed
  Statement of Operations for the year December 31, 1999.................77
Notes to Unaudited Pro Forma Consolidated
  Condensed Financial Statements.........................................79

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Chatwins Group, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Chatwins Group, Inc. and its subsidiaries (Chatwins Group) at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Chatwins Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the accompanying consolidated financial statements, Chatwins Group merged with Reunion Industries, Inc., an affiliated company, on March 16, 2000.

     As discussed in Note 1 to the accompanying consolidated financial statements, Chatwins Group changed its method of accounting for start-up costs as of January 1, 1999.

PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
April 14, 2000

                             CHATWINS GROUP, INC.
                          CONSOLIDATED BALANCE SHEET
                     (in thousands, except share amounts)

                                                        At December 31,
                                                   1999                1998
     ASSETS:                                     --------            --------
Cash and equivalents                             $    252            $    197
Receivables, net (note 1)                          25,787              29,654
Inventories (note 3)                               12,648              14,506
Other current assets                                3,179               3,816
Net assets of discontinued
  operations (note 20)                                  -              24,646
                                                 --------            --------
     Total current assets                          41,866              72,819
Property, plant and equipment, net (note 4)        16,675              17,542
Investment (note 5)                                 6,270               6,707
Due from related parties (note 14)                  3,144               1,403
Goodwill, net (note 1)                              3,371               3,575
Other assets, net (note 6)                          9,694               6,430
                                                 --------            --------
Total assets                                     $ 81,020            $108,476
                                                 ========            ========
     LIABILITIES, REDEEMABLE PREFERRED STOCK
     AND STOCKHOLDERS' EQUITY:
Revolving credit facility (note 8)               $  5,834            $ 34,005
Current maturities of debt (notes 2, 9 and 10)     25,022              25,010
Trade payables                                     12,543              14,151
Other current liabilities (note 7)                  6,343               8,818
Net liabilities of discontinued
  operations (note 20)                              3,011                   -
                                                 --------            --------
     Total current liabilities                     52,753              81,984
Long-term debt (notes 2, 9 and 10)                 24,997              25,057
Other liabilities                                   1,883               1,533
                                                 --------            --------
     Total liabilities                             79,633             108,574
                                                 --------            --------
Commitments and contingent liabilities (note 18)        -                   -
Redeemable preferred stock (note 11)                8,938               8,482
Warrant value (note 9)                                  -                  14
     Stockholders' equity (note 12):
Common stock (400,000 shares authorized,
  292,862 and 289,677 shares outstanding)               3                   3
Capital in excess of par value                        873                 859
Treasury stock                                       (500)               (500)
Accumulated deficit                                (7,927)             (8,956)
                                                 --------            --------
     Total stockholders' equity                    (7,551)             (8,594)
                                                 --------            --------
Total liabilities, redeemable preferred stock
  and stockholders' equity                       $ 81,020            $108,476
                                                 ========            ========
         See accompanying notes to consolidated financial statements.

                             CHATWINS GROUP, INC.
          CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
               (in thousands, except share and per share data)

                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
Net sales                                        $121,090  $134,478  $136,284
Cost of sales                                     101,122   108,501   111,205
                                                 --------  --------  --------
  Gross profit                                     19,968    25,977    25,079
Selling, general and administrative                12,742    13,740    13,380
Other expense, net                                    495       579       595
                                                 --------  --------  --------
  Operating profit                                  6,731    11,658    11,104
Interest expense, net                               7,989     7,453     7,374
Equity in loss from continuing operations
  of affiliate                                        566     4,056       373
                                                 --------  --------  --------
Income (loss) from continuing operations
  before income taxes                              (1,824)      149     3,357
Provision for (benefit from) income taxes          (1,463)       46       851
                                                 --------  --------  --------
Income (loss) from continuing operations             (361)      103     2,506
                                                 --------  --------  --------

     Discontinued operations, net of tax:
Income (loss) from Discontinued Klemp to
  May 28, 1999, less applicable
  income taxes (benefit) of $58,
  ($342) and ($149), respectively                     136    (1,145)     (409)
Gain on disposal of Discontinued Klemp (domestic),
  less applicable income taxes of $3,905            8,422         -         -
Provision for estimated expenses of
  Discontinued Klemp (domestic), less
  applicable income tax benefit of $864            (1,859)        -         -
Estimated loss on disposal of Discontinued
  Klemp (foreign) including provision
  of $545 for operating losses during
  the phase-out period, less applicable
  income tax benefit of $1,900                     (4,087)        -         -
Estimated loss on disposal of discontinued
  oil and gas operations, less applicable
  income tax benefit of $311                         (669)        -         -
Equity in income (loss) from discontinued
  operations of affiliate, less applicable
  income taxes (benefit) of $50, ($221) and
  $108, respectively                                   79      (429)      162
                                                 --------  --------  --------
  Total income (loss) from
    discontinued operations                         2,022    (1,574)     (247)
                                                 --------  --------  --------

                             CHATWINS GROUP, INC.
    CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME (continued)
               (in thousands, except share and per share data)

                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------

Income (loss) before cumulative effect of
  change in accounting principle                    1,661    (1,471)    2,259

Cumulative effect of change in
  accounting principle, less applicable
  income tax benefit of $91                          (176)        -         -
                                                 --------  --------  --------
Net and comprehensive income (loss)              $  1,485  $ (1,471) $  2,259
                                                 ========  ========  ========

Income (loss) applicable to common stockholders  $  1,029  $ (1,927) $  1,803
                                                 ========  ========  ========
  Earnings per share - basic (note 13):
Continuing operations                            $  (2.82) $  (1.33) $   8.44
Discontinued operations                              6.97     (5.94)    (1.02)
Change in accounting principle                      (0.60)        -         -
                                                 --------  --------  --------
Earnings (loss) per share - basic                $   3.55  $  (7.27) $   7.42
                                                 ========  ========  ========
Weighted average shares outstanding - basic       290,036   265,088   242,887
                                                 ========  ========  ========
  Earnings per share - diluted (note 13):
Continuing operations                            $  (2.82) $  (1.33) $   7.00
Discontinued operations                              6.97     (5.94)    (0.84)
Change in accounting principle                      (0.60)        -         -
                                                 --------  --------  --------
Earnings (loss) per share - diluted              $   3.55  $  (7.27) $   6.16
                                                 ========  ========  ========
Weighted average shares outstanding - diluted     290,036   265,088   292,887
                                                 ========  ========  ========

         See accompanying notes to consolidated financial statements.

                             CHATWINS GROUP, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)
                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
  Cash flow from operating activities:
Net income (loss)                                $  1,485  $ (1,471) $  2,259
Adjustments to reconcile net income (loss) to
  net cash from operating activities:
  Depreciation                                      3,637     3,922     3,438
  Amortization of intangibles                         634       564       405
  Amortization of deferred financing fees           1,308       671       550
  Deferred tax provision (benefit)                   (616)     (517)      810
  Equity in net loss of affiliate                     437     4,706       103
  Gain on sale of property                         (1,681)        -         -
  Gain on sale of Discontinued Klemp (domestic)   (12,327)        -         -
  Provision for estimated expenses of
    Discontinued Klemp (domestic)                   2,723         -         -
  Provision for estimated loss on disposal of
    Discontinued Klemp (foreign)                    5,987         -         -
  Provision for estimated loss on disposal of
    discontinued oil and gas operations               980         -         -
  Payments of expenses of discontinued operations  (1,586)        -         -
  Changes in assets and liabilities:
      Decrease (increase) in receivables            3,867    (4,094)   (7,841)
      Decrease (increase) in inventories            1,858    (3,782)      (97)
      Decrease (increase) in other current assets     637       (47)     (343)
      Increase (decrease) in trade payables
        and other current liabilities              (3,290)    1,800     4,478
      Increase in due from related parties         (1,741)     (803)     (600)
      Net change in other assets and liabilities   (6,480)   (4,217)     (850)
                                                 --------  --------  --------
Cash provided by (used in) operating activities    (4,168)   (3,268)    2,312
                                                 --------  --------  --------
  Cash flow from investing activities:
Proceeds from sale of
  Discontinued Klemp (domestic)                    32,052         -         -
Proceeds from sale of discontinued
  oil and gas operations                              189         -         -
Proceeds from sale of investment in joint venture     275         -         -
Proceeds from sale of property                      4,563         -         -
Capital expenditures                               (2,585)   (5,095)   (5,044)
Investment in joint venture                             -      (100)        -
                                                 --------  --------  --------
Cash provided by (used in) investing activities    34,494    (5,195)   (5,044)
                                                 --------  --------  --------

                             CHATWINS GROUP, INC.
               CONSOLIDATED STATEMENT OF CASH FLOWS (continued)
                                (in thousands)

                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
  Cash flow from financing activities:
Repayments of debt                                    (72)      (48)      (47)
Repayments to related parties                           -         -      (579)
Revolving credit facilities borrowings            170,396   191,281   180,115
Revolving credit facilities repayments           (198,567) (183,337) (177,683)
Payments of deferred financing costs               (1,213)   (1,105)     (127)
Net increase (decrease) in outstanding checks        (793)    1,279     1,431
                                                 --------  --------  --------
Cash provided by (used in) financing activities   (30,249)    8,070     3,110
                                                 --------  --------  --------
Net increase (decrease) in cash and equivalents        77      (393)      378
Less:  Change in cash of discontinued operations      (22)       10       (10)
Cash and equivalents, beginning of year               197       580       212
                                                 --------  --------  --------
Cash and equivalents, end of year                $    252  $    197  $    580
                                                 ========  ========  ========

  Supplemental cash flow information:
Interest paid                                    $  8,819  $  9,211  $  9,226
                                                 ========  ========  ========
Income taxes paid (refunded)                     $    279  $   (139) $    205
                                                 ========  ========  ========

         See accompanying notes to consolidated financial statements.

                             CHATWINS GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

     Chatwins Group, Inc., is composed of five divisions that design, manufacture and market metal products. Chatwins Group's principal products include large, seamless pressure vessels for highly pressurized gases; industrial hydraulic and pneumatic cylinders; roll-formed and structural storage racks; industrial cranes; large mill equipment; and cold-rolled steel leaf springs. Chatwins Group's metals manufacturing divisions accounted for all of Chatwins Group's net sales in 1999 and 1998.

Discontinued Operations

     During the second quarter of 1999, Chatwins Group's management adopted a plan to exit the grating manufacturing business through the disposition of substantially all the business and assets of its Klemp division (Discontinued Klemp). Upon adoption of the plan, Chatwins Group classified and began accounting for Discontinued Klemp, including its international grating subsidiaries, as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30), which requires discontinued operations to be reported separately from continuing operations.

     During the third quarter of 1999, Chatwins Group's management adopted a plan to liquidate its oil and gas business through the disposition of all of its oil and gas related assets. Upon adoption of the plan, Chatwins Group classified and began accounting for the oil and gas business as a discontinued operation in accordance with APB 30.

     Prior period information contained in these consolidated financial statements and accompanying notes have been restated to reflect Discontinued Klemp and the discontinued oil and gas business in accordance with APB 30. See note 20.

Principles of Consolidation

     The consolidated financial statements include the accounts of Chatwins Group and its majority- and wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Investments in other companies over which Chatwins Group does not have control, less than a 50% equity interest, and in which Chatwins Group has the ability to exercise significant influence over operating or financial policies, if any, are accounted for by the equity method. See note 5.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures of contingencies during the reporting period, which in the normal course of business are subsequently adjusted to actual results. Actual results could differ from such estimates.

Cash and Equivalents

     Cash and equivalents consist of demand deposit accounts and other cash equivalents with maturities of 3 months or less.

Accounts Receivable

     Accounts receivable are net of $196,000 and $512,000 in allowance for doubtful accounts at December 31, 1999 and 1998, respectively. Chatwins Group has no concentration of credit risks and generally does not require collateral or other security from its customers.

Inventories

     Inventories are stated at the lower of cost or market, at standard costs which approximate the "last-in, first-out" (LIFO) method of inventory valuation for approximately 73% and 81% of total inventories at December 31, 1999 and 1998, respectively, and at standard costs which approximate the "first-in, first-out" (FIFO) method for the remaining inventories. See note 3.

Other Current Assets

     Other current assets is primarily comprised of net current deferred tax assets, deposits and prepaid expenses. See note 17.

Property, Plant and Equipment

     Property, plant and equipment is stated at cost and depreciated over their estimated useful lives using the straight-line method for financial statement purposes. Estimated useful lives in years for depreciation are as follows: 25 to 40 for buildings and improvements; 7 to 12 for machinery and equipment; 5 to 8 for computer systems; 7 to 10 for furniture and fixtures. Additions, betterments and replacements are capitalized, while expenditures for repairs and maintenance are charged to income. As units of property are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income.

Investment

     Investment is comprised of Chatwins Group's holdings of Reunion Industries Inc. common stock. See notes 2 and 5.

Goodwill

     Goodwill, which represents the excess of the purchase consideration over the fair value of the net assets of acquired businesses, is being amortized generally over 20 years using the straight-line method. Accumulated amortization of goodwill at December 31, 1999 and 1998, is $1,785,000 and $1,581,000, respectively.

     Chatwins Group regularly evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or the carrying value of goodwill may not be recoverable. In evaluating goodwill for possible impairment, Chatwins Group uses an estimate of undiscounted future cash flows over the goodwill's remaining estimated useful life. Should this analysis indicate that goodwill is impaired, Chatwins Group would write-down its carrying value to fair market value.

Other Assets

     Other assets primarily include capitalized debt issuance costs on presently outstanding debt, which are being amortized ratably to interest expense over the term of the related debt agreements, and the cash surrender value of life insurance policies. See note 6.

Revenue Recognition

     Sales are recorded primarily as products are shipped and services are rendered. The percentage-of-completion method of accounting is used for orders with long cycle times. Under this method, income is recognized as work on contracts progresses. The percentage of work completed is determined principally by comparing the accumulated costs to date with management's current estimate of costs at contract completion. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. At the time when current estimates indicate a loss, Chatwins Group provides currently for the total amount of the estimated loss.

     The following long-term contract amounts are included in accounts receivable at December 31, 1999 and 1998 (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Uncompleted contract costs over related billings $  8,381            $ 10,556
Uncompleted contract billings over related costs   (4,755)             (5,297)
                                                 --------            --------
                                                 $  3,626            $  5,259
                                                 ========            ========

Translation of Foreign Currencies

     All amounts in the accompanying consolidated financial statements are denominated in U.S. dollars. Assets and liabilities of discontinued foreign operations whose local currency is the functional currency are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of discontinued foreign operations are translated at average exchange rates during the period. Translation gains and losses, if any, are not included in results of discontinued operations, but are accumulated as a separate component of the equity accounts of discontinued operations. Gains and losses from foreign currency transactions, if any, are included in results of discontinued operations.

Earnings Per Share

     Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus all dilutive potential common shares outstanding during the period. The warrants (see notes 9 and 13) are dilutive common shares under the treasury stock method, which assumes they are exercised at the beginning of the period.

Fair Market Value Disclosure

     The carrying value of cash and cash equivalents approximates fair value because of the short maturity of those instruments. The carrying value of amounts due from related parties and investment, insofar as it was practical to determine, was deemed to approximate fair value based on current market conditions. The carrying value of debt approximates fair value based on Chatwins Group's incremental borrowing rate. The carrying value of redeemable preferred stock approximates fair value based on the annual interest rate at which dividends accrete which approximates Chatwins Group's average borrowing rate on its debt. The carrying value of the warrants is based on estimates received from outside investment bankers regarding the overall value of Chatwins Group at the time of issuance of the $50 million principal amount of 13% senior notes.

Change in Accounting Principle

     Effective January 1, 1999, Chatwins Group adopted the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which requires that the costs of start-up activities be expensed as incurred. Such adoption is reported as the cumulative effect of a change in accounting principle and resulted in the write-off of $176,000 of start-up costs, net of taxes of $91,000. These start-up costs primarily related to Chatwins Group's international subsidiaries.

Recent Accounting Pronouncement

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that derivative instruments such as options, forward contracts and swaps be recorded as assets and liabilities at fair value and provides guidance for recognition of changes in fair value depending on the reason for holding the derivative. Chatwins Group does not presently have transactions involving derivative instruments.

Reclassifications

     Certain reclassifications of prior year amounts have been made to conform to 1999 classifications.


NOTE 2:   SUBSEQUENT EVENTS:  THE MERGER AND REFINANCING

The Merger

     On March 16, 2000, Chatwins Group and Reunion Industries, Inc. (Reunion) merged (see note 18). Prior to the merger, Chatwins Group owned approximately 37% of Reunion's issued and outstanding common stock. See note 5. In the merger, Reunion issued 9,500,000 shares of common stock to holders of Chatwins Group's common stock. The 1,450,000 shares of Reunion common stock previously owned by Chatwins Group were retired in the merger, as were the previously issued shares of Chatwins Group common stock. The merger agreement also provides that up to an additional 500,000 shares of Reunion common stock will be issued to former Chatwins Group common stockholders if the former Chatwins Group businesses achieve specified performance levels in 2000.

     Reunion will account for the merger as a purchase pursuant to APB 16, "Business Combinations." Chatwins Group will be the acquirer for purposes of applying purchase accounting to the merger. Therefore, Chatwins Group's assets and liabilities will continue to be carried at their historical book values after the merger and Reunion's assets and liabilities will be revalued. The excess of the purchase price over the fair value of assets acquired and liabilities assumed (goodwill), if any, for the acquisition of the approximately 63% of Reunion's common stock not previously owned by Chatwins Group will be capitalized and amortized over fifteen years.

     Holders of Chatwins Group Class D, Series A, B and C preferred stock received 9,033 shares of Reunion Series A preferred stock in the merger. The Reunion Series A preferred stock has an initial redemption price of $9,033,000. Cumulative dividends at 10% per annum of the initial redemption price are payable as and when declared by Reunion's Board of Directors. Dividends on the Reunion Series A preferred stock are senior to dividends on its common stock but junior to dividends on its Series B preferred stock, also issued at the time of the merger in a related transaction. Subject to Delaware law and restrictions in its debt agreements, Series A preferred stock may be redeemed at Reunion's option if no shares of Series B preferred stock are outstanding.

The Refinancing

     Simultaneously with the merger, Reunion entered into $72.5 million of senior secured credit facilities with Bank of America (BOA). These credit facilities consist of a $39.0 million revolving credit facility, a $25.8 million term loan A facility, a $5.0 million term loan B facility and a $2.7 million capital expenditures facility.

     Proceeds from initial borrowings under the Bank of America credit facilities were used for various purposes, including repayment of Chatwins Group's existing credit facilities with Bank of America (see note 8) and retirement of $25.0 million of Chatwins Group's 13% senior notes plus accrued and unpaid interest (see note 9). Reunion had approximately $3.8 million of borrowing availability after the initial borrowings.

     Chatwins Group was required to make sinking fund payments to redeem $12.5 million principal amount of the senior notes on May 1 in each of 2000 through 2003 at face value plus accrued interest. Chatwins Group was required to offer to purchase $25 million of the senior notes on June 1, 2000 at face value plus accrued interest. In February 2000, Chatwins Group solicited the holders of the $49,975,000 of 13% senior notes outstanding asking them to waive their right to participate in the June 1, 2000 $25.0 million purchase offer, of which $47,450,000 agreed to waive such right resulting in a maximum purchase offer obligation on June 1, 2000 of $2,525,000. However, the $25.0 million of 13% senior notes repaid from the merger proceeds can be applied against Chatwins Group's obligations for future sinking fund payments and purchase offer as follows (in thousands):

                                     May 1,    June 1,     May 1,
                                      2000       2000       2001     Total
                                  --------   --------   --------   --------
Sinking fund payment or
  purchase offer obligation       $ 12,500   $  2,525   $ 12,500   $ 27,525
$25.0 million applied to
  future obligations               (12,500)    (2,525)    (9,975)   (25,000)
                                  --------   --------   --------   --------
  Maximum required payment        $      -   $      -   $  2,525   $  2,525
                                  ========   ========   ========   ========

     In the merger, Reunion assumed the obligations of Chatwins Group under the indenture governing the remaining $24,975,000 of 13% senior notes. Based on the above, the indenture provides that up to $2,525,000 principal amount of the 13% senior notes is scheduled to be repaid in May 2001, $12,500,000 is scheduled to be repaid in May 2002 and the remainder is scheduled to be repaid in May 2003.


NOTE 3:   INVENTORIES

Inventories are comprised of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Raw material                                     $  5,228            $  6,144
Work-in-process                                     3,866               4,797
Finished goods                                      3,625               3,632
                                                 --------            --------
  Gross inventories                                12,719              14,573
Less:   LIFO reserves                                 (71)                (67)
                                                 --------            --------
  Inventories                                    $ 12,648            $ 14,506
                                                 ========            ========

NOTE 4:   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Land                                             $  1,078            $  1,078
Buildings and improvements                          7,338               7,331
Machinery and equipment                            22,129              21,284
Computer systems                                    3,835               3,094
Furniture and fixtures                                843               1,281
Construction-in-progress                            2,822               2,661
                                                 --------            --------
  Property, plant and equipment                    38,045              36,729
Less:   Accumulated depreciation and depletion    (21,370)            (19,187)
                                                 --------            --------
  Property, plant and equipment, net             $ 16,675            $ 17,542
                                                 ========            ========


NOTE 5: INVESTMENT IN REUNION COMMON STOCK

     On June 20, 1995, Chatwins Group acquired 1,450,000 shares, or approximately 38%, of the then issued and outstanding shares of common stock of Reunion. Reunion is primarily engaged in the manufacture of high volume, precision plastics products, providing engineered plastics services and compounding and molding thermoset polyester resins. Reunion also has wine grape agricultural operations in Napa County, California.

     Chatwins Group's investment in Reunion is being accounted for under the equity method of accounting. Chatwins Group's share of Reunion's operating results for 1999, 1998 and 1997 is included in the accompanying consolidated statement of income and other comprehensive income as equity income (loss) from operations of affiliate. On March 16, 2000, Chatwins Group and Reunion merged. See note 2.

     Certain summarized financial information related to Reunion at December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 is set forth below (in thousands):

                                                   1999      1998      1997
                                                 --------  --------  --------
Current assets                                   $ 19,183  $ 23,202
                                                 ========  ========
Other assets                                     $ 47,128  $ 51,672
                                                 ========  ========
Current liabilities                              $ 24,824  $ 36,119
                                                 ========  ========
Other liabilities                                $ 23,705  $ 19,909
                                                 ========  ========
Redeemable preferred stock                       $    524  $    607
                                                 ========  ========
Minority interests                               $  2,713  $  2,000
                                                 ========  ========
Stockholders' equity                             $ 14,545  $ 16,239
                                                 ========  ========
Net sales                                        $ 76,099  $ 97,318  $ 93,378
                                                 ========  ========  ========
Operating income (loss)                          $   (476) $  1,495  $  2,513
                                                 ========  ========  ========
Loss from continuing operations                  $ (1,488) $(10,440) $   (981)
                                                 ========  ========  ========
Income (loss) from discontinued operations       $    339  $ (1,710) $    710
                                                 ========  ========  ========
Net loss                                         $ (1,149) $(12,383) $   (271)
                                                 ========  ========  ========


NOTE 6:   OTHER ASSETS

Other assets consist of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Deferred financing costs (net of accumulated
  amortization of $2,976 and $2,067)             $  2,454            $  2,525
Cash surrender value of life insurance policies     2,874               2,381
Other                                               4,366               1,524
                                                 --------            --------
  Total other assets                             $  9,694            $  6,430
                                                 ========            ========

NOTE 7:   OTHER CURRENT LIABILITIES

Other current liabilities consist of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Accrued wages and benefits                       $  2,478            $  2,619
Accrued pension costs (note 15)                       220                 295
Accrued postretirement benefits (note 15)           1,092               1,021
Accrued interest                                    1,140               1,300
Other                                               1,413               3,583
                                                 --------            --------
  Total other current liabilities                $  6,343            $  8,818
                                                 ========            ========


NOTE 8:   REVOLVING CREDIT FACILITY

     On October 30, 1998, Chatwins Group and Bank of America, N.A. (BOA; formerly known as NationsBank), a national banking association, executed a financing and security agreement (Financing Agreement) wherein BOA provided Chatwins Group with a revolving credit facility (BOA Facility) of up to a maximum principal amount of $40.0 million, including a letter of credit facility of up to $5.0 million. On March 16, 2000, the BOA Facility was repaid. See note 2.

     During the period it was in effect, the BOA Facility included various representations, warranties and affirmative and negative covenants by Chatwins Group and provided BOA with certain rights and remedies in the event of any defaults including, but not limited to, acceleration, both in the event of default or subjectively, of all amounts borrowed under the BOA Facility. Financial covenants in the BOA Facility included an adjusted earnings before interest, taxes, depreciation and amortization excluding amortization of deferred financing costs (BOA EBITDA) to fixed charge coverage ratio and an indebtedness to cash flow ratio, calculations of which are defined in the financing agreement. Generally all amounts for calculation of the ratios are derived from domestic operations and BOA EBITDA is adjusted for domestic capital expenditures. Beginning on December 31, 1998, these covenants required Chatwins Group to maintain a rolling twelve-month minimum adjusted BOA EBITDA to fixed charge coverage ratio of 1.25:1 and a maximum indebtedness to cash flow ratio of 5.0:1. At December 31, 1999 such ratios were 2.4:1 and 4.7:1, respectively, and complied with the financing agreement. Chatwins Group was also in compliance with all other representations, warranties and covenants at December 31, 1999.

     On September 30, 1999, Chatwins Group completed the sale of its domestic grating business for $32.1 million in cash and the assumption by the buyer of certain operating liabilities, subject to post-closing adjustments. See note
20. Substantially all of the proceeds were used to repay borrowings under the BOA Facility. Borrowings outstanding under the BOA Facility at December 31, 1999 totaled $5.8 million and the weighted average interest rate for borrowing was 8.5%. For 1999, including the effect on interest expense from the amortization of deferred financing costs related to the BOA Facility, the effective interest rate for average outstanding borrowings of $25.3 million under the BOA Facility was 9.7%.

NOTE 9:   LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
13% senior notes due May 1, 2003 (net of
  unamortized discount of $52 and $76)           $ 49,923            $ 49,924
Other                                                  96                 143
                                                 --------            --------
  Total long-term debt                             50,019              50,067
Current maturities                                (25,022)            (25,010)
                                                 --------            --------
  Total long-term debt, less current maturities  $ 24,997            $ 25,057
                                                 ========            ========

     In May 1993, Chatwins Group issued the senior notes and 50,000 warrants to purchase 50,000 shares of Chatwins Group's common stock. The senior notes bear interest at 13% per year. Interest is payable semiannually in arrears on May 1 and November 1 of each year. The senior notes mature on May 1, 2003 and are redeemable at the option of Chatwins Group in whole or in part at any time on or after May 1, 1998. Chatwins Group is required to make sinking fund payments to redeem $12.5 million principal amount of the senior notes on May 1 in each of 2000 through 2003 at face value plus accrued interest. Chatwins Group was required to offer to purchase $25 million of the senior notes on each of June 1, 1999 and June 1, 2000 at face value plus accrued interest.
See note 10 for a discussion relating to the June 1, 1999 purchase offer. For a discussion of the May 1, 2000 sinking fund payment, the June 1, 2000 purchase offer and the maturity of the remaining $24,975,000 of senior notes after the repayment of $25,000,000 of senior notes in the merger refinancing, see note 2.

     Through December 31, 1999, 49,975 warrants were exercised at $.01 per share resulting in the issuance of 49,975 shares of Chatwins Group common stock. The remaining 25 warrants were exercised in March 2000.


NOTE 10:   JUNE 1, 1999 SENIOR NOTE PURCHASE OFFER

     Pursuant to its obligations under the indenture, on May 12, 1999, Chatwins Group issued a notice offering to purchase up to $25.0 million of senior notes on June 1, 1999. Chatwins Group further notified senior note holders and the trustee that it did not expect to have sufficient liquidity on June 1, 1999 to consummate the purchase offer if more than $2 million worth of senior notes were tendered.

     As of 5:00 p.m. Eastern time on June 1, 1999, the expiration of the purchase offer, holders of $24,121,000 principal amount of senior notes had accepted the purchase offer. On June 2, 1999, Chatwins Group sent a notice to holders of the $24,121,000 principal amount of tendered senior notes requesting that their tender be withdrawn in exchange for a withdrawal fee of 2% of principal amount of senior notes tendered (withdrawal notice). The withdrawal notice also informed the tendering senior note holders of a:

* Third Party Purchase Offer - pursuant to an agreement dated May 28, 1999, between Chatwins Group and Contrarian Capital, LLC (Contrarian), Contrarian agreed to purchase senior notes from all tendering holders for the same price payable by Chatwins Group in the purchase offer and Contrarian had already elected to withdraw the tender of all senior notes it acquired, if any, in exchange for the same 2% withdrawal fee,

and

* Possible Asset Sale - Chatwins Group had executed a non-binding letter of intent (LOI) to sell substantially all of the assets of its Klemp division. See note 20.

     The withdrawal notice further informed tendering senior note holders that if Chatwins Group did not receive withdrawal elections for the full $24,121,000 of principal amount of tendered senior notes, either from tendering senior note holders or Contrarian, Chatwins Group did not expect to consummate any of the purchases contemplated by the purchase offer, whereupon an event of default would arise under the indenture.

     The withdrawal notice was to expire at 9:30 a.m. Eastern time on June 7, 1999. However, on June 8, 1999, Chatwins Group sent notice to tendering senior note holders that the request to withdraw tendered senior notes was being extended indefinitely but could be terminated by Chatwins Group without prior notice (withdrawal extension). The withdrawal extension also informed the tendering senior note holders that:

* holders of $7,100,000 principal amount of tendered senior notes had withdrawn their tenders in exchange for the 2% withdrawal fee,

* Contrarian had purchased or agreed to purchase from tendering senior note holders and withdraw the tender for $16,186,000 principal amount of senior notes,

and

* $835,000 principal amount of tendered senior notes remained outstanding under the purchase offer.

     Because Chatwins Group was not able to deposit with the trustee or the paying agent for the tendered senior notes an amount equal to 100% of the aggregate principal amount, plus any accrued and unpaid interest, of tendered senior notes by 12:30 p.m. Eastern time on June 7, 1999 as required by the indenture, on June 8, 1999, Chatwins Group delivered notice to the trustee of an event of default.

     Ultimately, $7,125,000 principal amount of tendered senior notes withdrew their tenders directly, $16,971,000 principal amount of tendered senior notes were purchased and tenders withdrawn by Contrarian and $25,000 principal amount of tendered senior notes were purchased and retired by Chatwins Group. In exchange for its purchases of tendered senior notes, Chatwins Group paid Contrarian a $375,000 stand-by fee in addition to the 2% withdrawal fee which totalled $339,420. Holders of the $7,125,000 principal amount of senior notes that withdrew their tenders received withdrawal fees totalling $142,500.

     As the result of the tender withdrawals totalling $24,096,000 principal amount of senior notes, either by tendering senior note holders or Contrarian, the repayment by Chatwins Group of $25,000 principal amount of tendered senior notes not withdrawn or sold to Contrarian and the payment by Chatwins Group of all withdrawal and stand-by fees, the event of default was cured. On June 23, 1999, Chatwins Group sent notice to all tendering senior note holders of the termination of the withdrawal extension and notice to the trustee of the cure of the event of default.


NOTE 11:   REDEEMABLE PREFERRED STOCK

     Chatwins Group has one class of preferred stock, which has a par value of $.01 per share and contains redemption privileges and obligations. The Class D, Series A and B preferred stock is held of record by KSB Acquisition Corp., the former owner of the corporate predecessor-in-interest to the Klemp and Steelcraft divisions of Chatwins Group, of which Messrs. Charles E. Bradley (Mr. Bradley) and John G. Poole (Mr. Poole) are the sole executive officers and directors. Mr. Bradley is Chairman of the Board of Directors of Chatwins Group. Mr Poole is a director of Chatwins Group. The Class D, Series C preferred stock is held of record by Hanna Investment Corp., the former owner of the corporate predecessor-in-interest to the Hanna division of Chatwins Group, of which Messrs. Bradley and Poole are the sole executive officers and Mr. Poole is the sole director. The outstanding preferred stock activity consisted of (in thousands):
                                           Class D
                               --------------------------------
                               Series A    Series B    Series C      Total
                               --------    --------    --------    --------
Balance at January 1, 1997     $  3,916    $  1,491    $  2,163    $  7,570
Accretions                          225          80         151         456
                               --------    --------    --------    --------
Balance at December 31, 1997      4,141       1,571       2,314       8,026
Accretions                          225          80         151         456
                               --------    --------    --------    --------
Balance at December 31, 1998      4,366       1,651       2,465       8,482
Accretions                          225          80         151         456
                               --------    --------    --------    --------
Balance at December 31, 1999   $  4,591    $  1,731    $  2,616    $  8,938
                               ========    ========    ========    ========

     On March 16, 2000, all of Chatwins Group's Class D preferred stock, including accrued but unpaid dividends, was converted to Reunion Series A preferred stock in the merger. See note 2.

     Redeemable preferred stocks are being accreted by a charge against accumulated deficit for the accumulated but unpaid dividends on such stock. At December 31, 1999 and 1998, dividends in arrears were $4,379,000 and $3,923,000, respectively.

NOTE 12:   STOCKHOLDERS' EQUITY

     The majority of Chatwins Group's stock is beneficially owned by the two principals of Stanwich Partners, Inc. (SPI), a company engaged in consulting services within the field of financial planning and reporting. On March 16, 2000, all of Chatwins Group's common stock was retired in the merger with Reunion. See note 2.

     The following represents all activity in stockholders' equity for the 3-year period ended December 31, 1999 (in thousands):

                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
   Par value of common stock, January 1 and
     December 31                                 $      3  $      3  $      3
                                                 ========  ========  ========
   Treasury stock (41,109 shares carried
     at cost), January 1 and December 31         $   (500) $   (500) $   (500)
                                                 ========  ========  ========
   Capital in excess of par value, January 1     $    859  $    663  $    663
   Warrant exercises (note 9)                          14       196         -
                                                 --------  --------  --------
     Capital in excess of par value, December 31 $    873  $    859  $    663
                                                 ========  ========  ========
   Accumulated deficit, January 1                $ (8,956) $ (7,029) $ (8,832)
   Net income (loss)                                1,485    (1,471)    2,259
   Preferred stock accretions (note 11)              (456)     (456)     (456)
                                                 --------  --------  --------
     Accumulated deficit, December 31            $ (7,927) $ (8,956) $ (7,029)
                                                 ========  ========  ========
   Total stockholders' equity, January 1         $ (8,594) $ (6,863) $ (8,666)
   Warrant exercises                                   14       196         -
   Net income (loss)                                1,485    (1,471)    2,259
   Preferred stock accretions                        (456)     (456)     (456)
                                                 --------  --------  --------
     Total stockholders' equity, December 31     $ (7,551) $ (8,594) $ (6,863)
                                                 ========  ========  ========

NOTE 13:   EARNINGS PER COMMON SHARE

     The computations of basic and diluted earnings per common share (EPS) for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands, except share and per share amounts):

                                                Income    Shares     EPS
                                               --------  --------  -------
     Year ended December 31, 1999:
Net income                                     $  1,485
Less:   Preferred stock dividend accretions        (456)
                                               --------
Income available to common stockholders,
  shares outstanding and basic EPS             $  1,029   290,036  $  3.55
                                               ========  ========  =======
     Year ended December 31, 1998:
Net loss                                       $ (1,471)
Less:   Preferred stock dividend accretions        (456)
                                               --------
Income available to common stockholders,
  shares outstanding and basic EPS             $ (1,927)  265,088  $ (7.27)
                                               ========  ========  =======
     Year ended December 31, 1997:
Net income                                     $  2,259
Less:   Preferred stock dividend accretions        (456)
                                               --------
Income available to common stockholders,
  shares outstanding and basic EPS                1,803   242,887  $  7.42
                                                                   =======
Dilutive effect of Warrants                                50,000
                                               --------  --------
Income available to common stockholders,
  shares outstanding and diluted EPS           $  1,803   292,887  $  6.16
                                               ========  ========  =======

     For 1999 and 1998, assumed exercise of warrants has an anti-dilutive effect on per-share income (loss) from continuing operations. Therefore, basic and diluted EPS are the same for 1999 and 1998.


NOTE 14:   OTHER RELATED-PARTY TRANSACTIONS

SPI Consulting Agreement

     Chatwins Group has maintained various consulting agreements with SPI under which $300,000 was recorded as expense during each of the years ended December 31, 1999, 1998 and 1997, respectively. Messrs. Bradley and Poole are the principals of SPI. The consulting agreement was to expire on March 31, 1998, but has been extended for an additional five-year period to expire on March 31, 2003 unless terminated by SPI with 30 days' notice. Under the consulting agreement, Chatwins Group retains SPI to render consulting services in the field of financial planning and reporting. Annual payments are permitted on this agreement as long as Chatwins Group meets an interest coverage ratio of at least 1.5 to 1 for the prior 4 full fiscal quarters. All amounts owed to SPI from Chatwins Group have been paid in full at December 31, 1999 and 1998.

Kingway Service Agreement

     On November 3, 1997, Stanwich Acquisition Corporation (SAC) acquired Kingway Material Handling (Kingway) from the Kingston-Warren Corporation for a purchase price of $18.1 million. SAC is a privately-held company whose common stock is owned 42.5% by Mr. Bradley, 42.5% by Mr. Kimball J. Bradley (Kimball Bradley) and 15% by Mr. Richard L. Evans (Mr. Evans). Kimball Bradley is Senior Vice President of Chatwins Group and son of Mr. Bradley. Mr. Evans is an officer of Reunion. Similar to Auto-Lok, Kingway is in the business of producing industrial and commercial storage racks and materials handling systems.

     SAC and Auto-Lok entered into a service agreement pursuant to which Kingway would utilize Auto-Lok's surplus capacity in exchange for fees approximately equal to Auto-Lok's costs of providing the surplus capacity plus a right of first negotiation to acquire Kingway from SAC. This right of first negotiation has since expired. The integration of Kingway's business into Auto-Lok's facility took place primarily during the second quarter of 1998. During 1999, costs totaling $1,550,245 were charged to Kingway under this agreement. At December 31, 1999, Chatwins Group had receivables totaling $2,151,314 from Kingway. During 1998, costs totaling $1,298,631 were charged to Kingway under this agreement. At December 31, 1998, Chatwins Group had receivables totaling $780,000 from Kingway.

     Simultaneously with the merger, Reunion acquired Kingway. Subsequent to the merger and acquisition, Reunion intends to integrate Kingway and Auto-Lok into a single business unit. See note 2.

NAPTech Services Agreement

     On August 25, 1998, NPS Acquisition Corp. (NPSAC), also known as NAPTech Pressure Systems (NAPTech), acquired NAPTech from the Shaw Group for a purchase price of $8.4 million. NPSAC is wholly owned by Mr. Bradley. Like Chatwins Group's CPI division, NAPTech manufactures steel seamless pressure vessels.

     In August 1998, the CPI division of Chatwins Group and NPSAC entered into a services agreement pursuant to which CPI would provide certain administrative services to NAPTech for cash fees. The NAPTech services agreement was for one year and may be renewed annually upon agreement by both Chatwins Group and NAPTech. In August 1999, this agreement was extended for an additional one year period. During 1999, costs totalling $899,087 were charged to NAPTech under this agreement. During 1998, costs totalling $148,000 were charged to NAPTech under this agreement. At December 31, 1999, Chatwins Group had receivables totaling $993,087 from NAPTech. At December 31, 1998, Chatwins Group had receivables totaling $148,000 from NAPTech. On August 25, 1998 Chatwins Group purchased from NAPTech $1.0 million of inventory usable by its CPI division in its normal course of business.

CPS Leasing

     Chatwins Group has entered into various operating lease agreements with CPS Leasing, Inc. (CPSL), a company owned 80% by Consumer Portfolio Services and 20% by Charles E. Bradley Jr., President of Consumer Portfolio Services, a director of Chatwins Group and son of Charles E. Bradley Sr., Chairman of the Board, Director and a beneficial shareholder of Chatwins Group. During 1998 and 1999, Chatwins Group made lease payments totaling $209,989 and $613,156, respectively, to CPSL.

BOA Guarantee

     Beginning in January 1999, Mr. Bradley guaranteed up to $3.5 million of the special availability amount (as defined) borrowed under the BOA Facility for a fee of 5% annually. The guarantee ended by its terms on September 30, 1999. Chatwins Group paid Mr. Bradley a guarantee fee of $112,500 in October 1999.

Butler Air

     Beginning in February 1998, Chatwins Group entered into an arrangement for flying services with Butler Air, Inc. (Butler). Mr. Bradley is a director of Butler and the owner of 65% of Stanwich Aviation Company, Inc., of which Butler is a wholly owned subsidiary. Butler provides charter flight services for certain business travel by Chatwins Group officers and employees at rates which Chatwins Group believes are comparable to those available from third parties. Chatwins Group paid a monthly fee of $5,000 which was credited against services used. This arrangement was terminated in June 1999.


NOTE 15:   PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Pension Plans

     Chatwins Group has various retirement plans that cover substantially all of its employees. Included in these plans is one noncontributory, defined benefit plan, benefits under which are based solely on continuous years of service and are not affected by changes in compensation rates.

     Chatwins Group's funding policy provides that payments to the pension trusts be at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Assets of the plan are invested principally in fixed income and equity securities. Chatwins Group also has defined contribution plans covering most of its other employees. Chatwins Group's policy with respect to these plans is to fund the amounts accrued.

Other Postretirement Plans

     Chatwins Group maintains various postretirement healthcare and life insurance benefit plans for certain active and retired employees. Covered active and retired employees include those of one operating division of Chatwins Group and, pursuant to a November 1997 plan amendment which became effective January 1, 1998, employees of Chatwins Group's Corporate Executive Payroll (as defined in the plan document).

     Eligible active and retired employees of the one operating division for which postretirement benefits are provided include both union and nonunion employees. Healthcare benefits for both union and nonunion retirees are provided for the most part through comprehensive major medical and other health benefit provisions subject to various retiree cost-sharing features. The majority of employees eligible for healthcare benefits upon retirement are former employees of USX Corporation (USX). A significant portion of postretirement healthcare earned by such employees prior to 1987 is the responsibility of USX. Life insurance benefits provided to eligible union retirees are based on fixed amounts negotiated in labor agreements. Life insurance benefits provided to eligible nonunion retirees are based on the employee's annual base salary at retirement subject to a maximum benefit.

     Postretirement healthcare benefits for eligible active and retired (none as of December 31, 1999) employees of Chatwins Group's Corporate Executive Payroll are paid for by Chatwins Group and subject to various retiree cost-sharing features. Postretirement healthcare benefits for Corporate Executive Payroll employees terminate when the retiree becomes Medicare eligible. Postretirement life insurance benefits for eligible active and retired (none as of December 31, 1999) employees of Chatwins Group's Corporate Payroll are paid for by Chatwins Group and are based on the employee's annual base salary at retirement. Except for certain life insurance benefits paid from reserves held by insurance carriers, benefits have not been funded. Contributions to the plans by Chatwins Group equal benefits paid.

     The following table sets forth the changes in the benefit obligations and plan assets for the years ended December 31, 1999 and 1998 and the funded status at December 31, 1999 and 1998 of Chatwins Group's pension and other postretirement benefit plans (in thousands):

                                      Pension           Other Postretirement
                               --------------------     --------------------
                                 1999        1998         1999        1998
                               --------    --------     --------    --------
  Change in benefit obligation:
Benefit obligation, beginning  $  2,134    $  2,002     $    944    $    919
Service cost                        110         108           39          28
Interest cost                       137         128           65          65
Actuarial loss (gain)               (74)         14           (1)        (29)
Benefits paid                      (133)       (118)         (42)        (39)
                               --------    --------     --------    --------
Benefit obligation, ending     $  2,174    $  2,134     $  1,005    $    944
                               ========    ========     ========    ========
  Change in plan assets:
Fair value, beginning          $  1,492    $  1,365     $      -    $      -
Actual return                       299          80            -           -
Company contribution                212         165           42          39
Benefits paid                      (133)       (118)         (42)        (39)
                               --------    --------     --------    --------
Fair value, ending             $  1,870    $  1,492     $      -    $      -
                               ========    ========     ========    ========
  Funded status:
Net obligation, ending         $    304    $    642     $  1,005    $    944
  Unrecognized costs:
Prior service costs                 (61)        (69)           8           8
Net (loss) gain                      14        (229)         666         705
Transition obligation               (37)        (49)        (587)       (636)
                               --------    --------     --------    --------
Accrued benefit cost           $    220    $    295     $  1,092    $  1,021
                               ========    ========     ========    ========

     Net periodic pension and other postretirement benefits costs for the following years ended December 31 are as follows (in thousands):

                                     Pension           Other Postretirement
                              ----------------------  ----------------------
                               1999    1998    1997    1999    1998    1997
                              ------  ------  ------  ------  ------  ------
Benefits earned during year   $  110  $  108  $   96  $   39  $   28  $   45
Interest cost                    137     128     120      65      65     105
  Amortization of:
Prior service cost                 8       8       7       -       -       -
Unrecognized net loss (gain)       1       -       3     (43)    (52)    (10)
Unrecognized net obligation       12      12      12      50      50      49
Expected return on plan assets  (132)   (118)    (93)      -       -       -
                              ------  ------  ------  ------  ------  ------
Defined benefit pension and
  total other postretirement
  benefits costs                 136     138     145  $  111  $   91  $  189
                                                      ======  ======  ======
Defined contribution plan cost   901     765     786
                              ------  ------  ------
  Net periodic pension costs  $1,037  $  903  $  931
                              ======  ======  ======

     Assumptions used to develop the pension cost and projected benefit obligation for the defined benefit pension plan for the following years ended December 31 are as follows:

                                                   1999      1998      1997
                                                 --------  --------  --------
Discount rate                                       7.25%     6.75%     6.75%
                                                 ========  ========  ========
Expected rate of return on plan assets              8.25%     8.25%      8.0%
                                                 ========  ========  ========

     For the calculation of the net periodic pension costs to be recorded in 2000, the expected rate of return on plan assets was held at 8.25%.

     Assumptions used to develop the net periodic postretirement benefit costs and accumulated postretirement benefit obligations for the following years ended December 31 are as follows:
                                                   1999      1998      1997
                                                 --------  --------  --------
Discount rate                                       6.75%     6.75%      7.5%
                                                 ========  ========  ========
Healthcare cost trend rate                           3.0%      3.0%      3.0%
                                                 ========  ========  ========
Rate of compensation increase                        2.0%      2.0%      2.0%
                                                 ========  ========  ========

     USX administers the postretirement healthcare plans for the eligible employees of the operating division of Chatwins Group previously owned by USX and bills Chatwins Group for its share of the postretirement costs related to Chatwins Group's retirees covered by the plans. During 1997, Chatwins Group's actuary reviewed several years of rates charged to Chatwins Group by USX for retiree medical coverage and, as a result, elected to reduce the applicable healthcare cost trend rate for all years subsequent to 1997 to 3%. This reduction in healthcare cost trend rate resulted in a reduction in Chatwins Group's accumulated postretirement benefit obligation and an increase in the unrecognized net gain from December 31, 1996 to December 31, 1997 and a reduction in the net periodic postretirement benefit cost for 1998. A one percentage point increase in the assumed healthcare cost trend rate would increase the benefit obligation at December 31, 1999 by approximately $112,000, increase net periodic cost by approximately $30,000 and increase the total of the service and interest cost components by approximately $17,000. Conversely, a one percentage point decrease in the assumed healthcare cost trend rate would result in approximate decreases in each by $93,000, $24,000 and $13,000, respectively.


NOTE 16:   LEASES

     Minimum rental commitments under all noncancellable operating leases in effect at December 31, 1999, were as follows (in thousands):

                            Year ended December 31,
 Total      2000      2001      2002      2003      2004      After 2003
-------    ------    ------    ------    ------    ------     ----------
$12,285    $2,190    $1,898    $1,627    $1,475    $1,264       $3,831
=======    ======    ======    ======    ======    ======       ======

     Operating lease rental expense for the years ended December 31, 1999, 1998 and 1997, amounted to $2,189,000, $2,003,000 and $1,765,000, respectively.


NOTE 17:   INCOME TAXES

     The tax provision for continuing operations is comprised of the following amounts (in thousands):

                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
  Current:
Federal                                          $     88  $      -  $     91
State and local                                      (252)        -        48
                                                 --------  --------  --------
  Total                                              (164)        -       139
                                                 --------  --------  --------
  Deferred:
Federal                                            (1,299)       46       712
                                                 --------  --------  --------
  Total                                            (1,299)       46       712
                                                 --------  --------  --------
  Total tax provision (benefit)                  $ (1,463) $     46  $    851
                                                 ========  ========  ========

     Chatwins Group's effective income tax rate from continuing operations, reflected in the accompanying consolidated statement of income, differs from the statutory rate due to the following (in thousands):

                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
Computed amount at statutory rate (34%)          $   (620) $     51  $  1,141
Net change in valuation allowance                    (640)        -      (360)
State and local income taxes                         (252)        -        48
Goodwill amortization                                  49        23         1
Foreign sales corporation dividends                     -       (20)      (59)
Other - net                                             -        (8)       80
                                                 --------  --------  --------
  Total tax provision (benefit)                  $ (1,463) $     46  $    851
                                                 ========  ========  ========

     Components of consolidated income taxes consist of the following (in thousands):
                                                   Year Ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
Income (loss) from continuing operations         $ (1,463) $     46  $    851
Equity income (loss) from discontinued
  operations of affiliate                              50      (221)      108
Income (loss) from discontinued operations            888      (342)     (149)
Change in accounting principle                        (91)        -         -
                                                 --------  --------  --------
  Total consolidated tax provision (benefit)     $   (616) $   (517) $    810
                                                 ========  ========  ========

     Temporary differences and carryforwards that gave rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Depreciation                                     $ (2,391)           $ (3,210)
Inventory basis differences                          (665)             (1,285)
Other                                                (995)             (1,217)
                                                 --------            --------
  Deferred tax liabilities                         (4,051)             (5,712)
                                                 --------            --------
Loss carryforwards (NOLs)                             147               4,589
Book reserves                                       2,615               2,070
Deferred compensation                                 135                 196
Tax credit carryforwards                              848                 759
Unicap adjustments                                    199                 235
Other                                                 854                 316
                                                 --------            --------
  Deferred tax assets                               4,798               8,165
Less: Valuation allowance                               -                (640)
                                                 --------            --------
  Deferred tax assets, net                          4,798               7,525
                                                 --------            --------
  Deferred taxes, net asset                      $    747            $  1,813
                                                 ========            ========

     SFAS 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Chatwins Group periodically reviews the adequacy of the valuation allowance as a result of changes in its profitability and other factors. Chatwins Group's 1999 taxable income utilized substantially all of its NOLs, such utilization providing tax benefits of approximately $2.2 million. Based on its 1999 review of the valuation allowance, Chatwins Group concluded that a valuation allowance is not necessary as the portion of deferred tax assets against which the valuation allowance had previously been provided were realized during 1999. Chatwins Group believes that its future taxable income will be sufficient for full realization of the deferred tax assets. At December 31, 1999, Chatwins Group had net operating loss carryforwards for Federal tax return reporting purposes of approximately $0.4 million, all of which expire in 2018.

     The current and noncurrent classifications of the deferred tax balances are as follows (in thousands):
                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
  Current:
Deferred tax assets                              $  2,647            $  2,966
Deferred tax liabilities                             (957)             (1,285)
Less:   Valuation allowance                             -                (232)
                                                 --------            --------
  Current deferred taxes, net asset                 1,690               1,449
                                                 --------            --------
  Noncurrent:
Deferred tax assets                                 2,151               5,199
Deferred tax liabilities                           (3,094)             (4,427)
Less:   Valuation allowance                             -                (408)
                                                 --------            --------
  Noncurrent deferred taxes,
    net asset (liability)                            (943)                364
                                                 --------            --------
  Deferred taxes, net asset                      $    747            $  1,813
                                                 ========            ========

     At December 31, 1999, there were deferred tax assets of $1.7 million in other current assets and deferred tax liabilities of $0.9 million in other liabilities. At December 31, 1998, there were deferred tax assets of $1.4 million and $0.4 million in other current assets and other assets, respectively.

     A U.S. federal corporate income tax return examination has been completed for Chatwins Group's 1995 tax year. Chatwins Group believes adequate provisions for income taxes have been recorded for all years.


NOTE 18:   COMMITMENTS AND CONTINGENT LIABILITIES

     In December 1999, a stockholder of Reunion filed a purported class-action lawsuit in Delaware Chancery Court alleging, among other things, that Reunion's public stockholders would be unfairly diluted in the merger with Chatwins Group. The lawsuit sought to prevent completion of the merger and, the merger having been completed, seeks rescission of the merger or awarding of damages. The lawsuit is in its early stages and discovery has not begun.

Reunion has announced that it intends to vigorously contest the suit.

     In June 1993, the U.S. Customs Service (Customs) made a demand on Chatwins Group's former industrial rubber distribution division for $612,948 in marking duties pursuant to 19 U.S.C. Sec. 1592. The duties are claimed on importations of "unmarked" hose products from 1982 to 1986. Following Chatwins Group's initial response raising various arguments in defense, including expired statute of limitations, Customs responded in January 1997 by reducing its demand to $370,968 and reiterating that demand in October 1997. Chatwins Group restated its position and continues to decline payment of the claim. Should the claim not be resolved, Customs threatens suit in the International Courts of Claims. Chatwins Group continues to believe, based on consultation with counsel, that there are facts which raise a number of procedural and substantive defenses to this claim, which will be vigorously defended. There is no applicable insurance coverage.

     Chatwins Group is involved in various litigation matters in the ordinary course of business. In the opinion of management, settlement of these and other contingent matters will not have any material effect on Chatwins Group's financial position, results of operations or liquidity. Chatwins Group does not have any adverse commitments at December 31, 1999.


NOTE 19:   SEGMENT DISCLOSURES AND RELATED INFORMATION

     Chatwins Group considers its separately identifiable divisions to be its reportable segments pursuant to the management approach. The following represents a description of each division.

     Alliance - Alliance, located in Alliance, Ohio, designs, engineers and manufactures cranes used in a wide range of steel and aluminum mill applications and large special purpose cranes used in marine and aerospace applications and heavy industrial plants. Alliance also manufactures lighter duty cranes for various industrial applications, coke oven machinery and other large steel-related fabrications. In recent years, Alliance has expanded and diversified its engineering and manufacturing capabilities to offer a variety of equipment and related engineering, fabrication, maintenance and repair services.

     Auto-Lok - Auto-Lok, located in Atlanta, Georgia, manufactures roll formed and structural steel fabricated storage racks for industrial and commercial handling systems and general storage applications. In addition, Auto-Lok participates on larger contracts in the sale of total material handling systems through purchasing and reselling related components such as decking and carton flow devices, and subcontracting of rack erection. See note 14.

     CPI - CPI, located in McKeesport, Pennsylvania, specializes in manufacturing large, seamless pressure vessels for the above ground storage and transportation of highly pressurized gases such as natural gas, hydrogen, nitrogen, oxygen and helium. These pressure vessels are provided to customers such as industrial gas producers and suppliers, the alternative fueled vehicle compressed natural gas fuel industry, chemical and petrochemical processing facilities, shipbuilders, NASA, public utilities and gas transportation companies.

     Hanna - Hanna, with locations in Chicago, Illinois and Milwaukee, Wisconsin, designs and manufactures a broad line of hydraulic and pneumatic cylinders, actuators, accumulators and manifolds. These products are used in a wide variety of industrial and mobile machinery and equipment requiring the application of force in a controlled and repetitive process. Hanna's specialty is custom cylinders in both small quantities packaged by its distributors with valves, pumps and controls as complete fluid power systems and large quantities sold directly to equipment manufacturers.

     Steelcraft - Steelcraft, located in Miami, Oklahoma, manufactures and sells cold-rolled steel leaf springs. Its principal customers are manufacturers of trailers for boats, small utility vehicles and golf carts and makers of recreational vehicles and agricultural trailers.

     Chatwins Group's continuing operations manufactures its products in the United States. Of Chatwins Group's $121.1 million of consolidated net sales for 1999, $6.5 million were export sales to other countries ($4.5 million to the Far East; $1.3 million to Canada; $0.4 million to Latin and South America; and $0.3 million to the U.K.).

     During 1999, 1998 and 1997, no one customer accounted for more than 10% of the net sales of Chatwins Group. Individual divisions of Chatwins Group have had customers in certain calendar years that have accounted for in excess of 10% of that division's net sales and commonly occurs for different customers from one year to the next.

     Segment data years ended December 31, 1999, 1998 and 1997 (in thousands except for related notes):
                            Sales       EBITDA(1)      Cap. Ex.      Assets(2)
  1999:                   ---------     ---------     ---------      ---------
Alliance                   $ 26,117      $   (663)     $    323       $ 14,519
Auto-Lok                     34,342         3,176           265         13,921
CPI                          25,226         4,726           754         18,266
Hanna                        32,019         3,950           320         15,666
Steelcraft                    3,386           336            96          1,576
Headquarters                      -        (1,711)           37         17,072
Discontinued operations           -             -           790              -
                           --------      --------      --------       --------
  Totals                   $121,090         9,814      $  2,585       $ 81,020
                           ========                    ========       ========
Depreciation and amortization(3)           (3,083)
Interest expense                           (7,989)
Equity in loss of affiliate                  (566)
                                         --------
Loss from continuing operations
  before income taxes                    $ (1,824)
                                         ========

Alliance                   $ 41,982      $  2,485      $    232       $ 18,111
Auto-Lok                     25,794         1,775           400         10,645
CPI                          28,284         6,003         1,421         20,117
Hanna                        34,458         5,714           214         17,544
Steelcraft                    3,960           644            10          1,651
Headquarters                      -        (2,007)           72         15,762
Discontinued operations           -             -         2,746         24,646
                           --------      --------      --------       --------
  Totals                   $134,478        14,614      $  5,095       $108,476
                           ========                    ========       ========
Depreciation and amortization(3)           (2,956)
Interest expense                           (7,453)
Equity in loss of affiliate                (4,056)
                                         --------
Income from continuing operations
  before income taxes                    $    149
                                         ========
  1997:
Alliance                   $ 43,791      $  3,817      $    265       $ 14,872
Auto-Lok                     26,524           899           716         10,054
CPI                          28,171         5,882         1,446         17,071
Hanna                        33,420         4,721           229         15,916
Steelcraft                    4,378           889            14          1,705
Headquarters                      -        (2,398)           24         20,794
Discontinued operations           -             -         2,350         22,867
                           --------      --------      --------       --------
  Totals                   $136,284        13,810      $  5,044       $103,279
                           ========                    ========       ========
Depreciation and amortization(3)           (2,706)
Interest expense                           (7,374)
Equity in loss of affiliate                  (373)
                                         --------
Income from continuing operations
  before income taxes                    $  3,357
                                         ========

(1) EBITDA is presented as it is the primary measurement used by management in assessing segment performance.
(2) Headquarters total assets at December 31, 1999, 1998 and 1997 are primarily comprised of deferred tax assets and Chatwins Group's investment in Reunion common stock. See note 5.
(3) Excludes amortization of debt issuance expenses of $1,308,000, $671,000 and $550,000 for the years ended December 31, 1999, 1998 and 1997, respectively, which is included in interest expense.


NOTE 20:   DISCONTINUED OPERATIONS

     During the second quarter of 1999, Chatwins Group's management adopted a plan to exit the grating manufacturing business through the disposition of substantially all of the business and assets of Discontinued Klemp. Upon adoption of the plan, Chatwins Group classified and began accounting for Discontinued Klemp, including its international grating subsidiaries, as discontinued operations in accordance with APB 30.

     On May 28, 1999, Chatwins Group entered into a non-binding letter of intent with AMICO, which was subsequently amended on July 12, 1999 and on August 17, 1999, for the sale of the domestic business and assets of Discontinued Klemp. On September 30, 1999, Chatwins Group completed the sale of its domestic grating business and assets to AMICO for $32.1 million in cash and the assumption by AMICO of certain operating liabilities, subject to post-closing adjustments. Substantially all of the cash proceeds from the sale were used to pay down borrowings under the BOA Facility.

     The sale of the domestic business and assets of Discontinued Klemp resulted in a pre-tax gain of approximately $12.3 million, classified within discontinued operations, net of tax, at $8.4 million. Chatwins Group retained certain obligations of Discontinued Klemp and is obligated to pay various expenses of the sale, all of which have been estimated to total approximately $2.7 million and are classified within discontinued operations, net of tax, at $1.9 million, and within net assets (liabilities) of discontinued operations as reserve for estimated expenses. Through December 31, 1999, Chatwins Group paid in cash almost $1.6 million of such expenses. In December 1999, this reserve was increased by $0.7 million for additional identified future items. Obligations retained and expenses required to be paid by Chatwins Group primarily include non-cancelable lease commitments and legal and professional fees.

     During the third quarter of 1999, Chatwins Group's management adopted a plan to liquidate its oil and gas business through the disposition of all of its oil and gas related assets. Upon adoption of the plan, Chatwins Group classified and began accounting for the oil and gas business as a discontinued operation in accordance with APB 30.

     Management provided a reserve for estimated losses on disposals of its international grating businesses and its oil and gas operations of $6.0 million and $1.0 million, respectively. Such estimated losses on disposal are classified within discontinued operations, net of tax, at $4.1 million (including $0.5 million for estimated operating losses during the phase-out period) and $0.7 million, respectively, and within net assets (liabilities) of discontinued operations as reserve for estimated loss on disposal. During the fourth quarter of 1999, $3.4 million of such reserve was utilized to write-off receivables due to Chatwins Group from Klemp de Mexico ($2.6 million) and to recognize losses on disposal from sales of oil and gas assets ($0.8 million). Cash proceeds from the sales of oil and gas related assets during the fourth quarter of 1999 totalled approximately $0.2 million. Such cash proceeds were used to paydown borrowings under the BOA Facility.

     The remaining assets and liabilities of discontinued operations include the assets and liabilities of the Chinese grating manufacturing discontinued business and certain assets and liabilities of the domestic grating business not purchased or assumed by AMICO. These assets and liabilities have been separately classified on the balance sheet as net assets of (liabilities) discontinued operations. A summary follows (in thousands):
                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
     ASSETS:
Cash and cash equivalents                        $    166            $    144
Receivables, net                                    1,235               8,686
Inventories, net                                      559               6,240
Other current assets                                   75                 918
Property, plant and equipment, net                  2,562              14,829
Goodwill, net                                           -                 930
Deferred taxes                                        520                   -
Other assets, net                                     724               1,789
                                                 --------            --------
Total assets                                        5,841              33,536
                                                 --------            --------
     LIABILITIES AND EQUITY:
Current maturities of debt                            615                 756
Trade payables                                        475               6,293
Other current liabilities                             434               1,468
Reserve for estimated losses on disposal            3,615                   -
Reserve for estimated expenses                      1,854                   -
Other long-term debt                                  680                 680
Other liabilities                                     401                  79
Minority interest                                     778                 968
Cumulative translation adjustment                       -              (1,354)
                                                 --------            --------
Total liabilities and equity                        8,852               8,890
                                                 --------            --------
Net assets (liabilities) of
  discontinued operations                        $ (3,011)           $ 24,646
                                                 ========            ========

     Pursuant to APB 30, the consolidated financial statements reflect the operating results of discontinued operations separately from continuing operations. Summarized results of discontinued operations for the years ended December 31, 1999 and 1998 follow (in thousands):
                                                   1999                1998
                                                 --------            --------
Net sales                                        $ 41,140            $ 57,108
Loss before taxes                                  (1,350)             (1,487)

   The above results of discontinued operations include allocated interest expense of $1,905,000 and $2,542,000 for the years ended December 31, 1999 and 1998, respectively. The above results of discontinued operations for 1999 includes a $1,681,000 gain on sale of the property which comprised the former Chicago manufacturing facility of Discontinued Klemp.

                 INFORMATION RELATED TO CHATWINS GROUP, INC.

BUSINESS

     Chatwins Group, Inc. (Chatwins Group), through its five manufacturing divisions, designs, manufactures and markets a broad range of metal fabricated and machined industrial parts and products, primarily for sale to original equipment manufacturers in a variety of industries. Chatwins Group's manufacturing divisions, and the principal fabricated and machined products produced by them, include:

 .  Alliance - industrial cranes and large mill equipment

 .  Auto-Lok - roll formed and structural storage racks

 . CP Industries - large, seamless pressure vessels for highly pressurized gases

 .  Hanna - industrial hydraulic and pneumatic cylinders

 .  Steelcraft - cold-rolled steel leaf springs

     Chatwins Group emphasizes internal development of products, enhancement of manufacturing capabilities, market development and cost control. Although its manufacturing divisions share common characteristics as basic metal fabrication concerns, Chatwins Group believes that the variety of market niches served by these divisions lessens the impact of adverse economic conditions on Chatwins Group.



RECENT DEVELOPMENTS

The Merger

     On March 16, 2000, Chatwins Group and Reunion Industries, Inc. (Reunion) merged. Prior to the merger, Chatwins Group owned approximately 37% of Reunion's issued and outstanding common stock. Reunion is primarily engaged in the manufacture of high volume, precision plastics products, providing engineered plastics services and compounding and molding thermoset polyester resins. Reunion also has wine grape agricultural operations in Napa County, California.

     In the merger, Reunion issued 9,500,000 shares of common stock to holders of Chatwins Group's common stock. The 1,450,000 shares of Reunion common stock previously owned by Chatwins Group were retired in the merger, as were the previously issued shares of Chatwins Group common stock. The merger agreement also provides that up to an additional 500,000 shares of Reunion common stock will be issued to former Chatwins Group common stockholders if the former Chatwins Group businesses achieve specified performance levels in 2000.

     Holders of Chatwins Group Class D, Series A, B and C preferred stock received 9,033 shares of Reunion Series A preferred stock in the merger. The Reunion Series A preferred stock has an initial redemption price of $9,033,000. Cumulative dividends at 10% of the initial redemption price are payable as and when declared by Reunion's Board of Directors. Dividends on the Reunion Series A preferred stock are senior to dividends on its common stock but junior to dividends on its Series B preferred stock, also issued at the time of the merger in a related transaction. Subject to Delaware law and restrictions in its debt agreements, Series A preferred stock may be redeemed at Reunion's option if no shares of Series B preferred stock are outstanding.

The Refinancing

     Simultaneously with the merger, Reunion entered into $72.5 million of senior secured credit facilities with Bank of America. These credit facilities consist of a $39.0 million revolving credit facility, a $25.8 million term loan A facility, a $5.0 million term loan B facility and a $2.7 million capital expenditures facility.

     Proceeds from initial borrowings under the Bank of America credit facilities were used for various purposes, including repayment of Chatwins Group's existing credit facilities with Bank of America and retirement of $25.0 million of Chatwins Group's 13% senior notes plus accrued and unpaid interest.

     In the merger, Reunion assumed the obligations of Chatwins Group under the indenture governing the remaining $24,975,000 of 13% senior notes. The indenture provides that up to $2,525,000 principal amount of the 13% senior notes is scheduled to be repaid in May 2001, $12,500,000 is scheduled to be repaid in May 2002 and the remainder is scheduled to be repaid in May 2003.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Acquisition of Kingway by Reunion

     On November 3, 1997, Stanwich Acquisition Corporation (SAC), an affiliated company, acquired Kingway Material Handling (Kingway) from the Kingston-Warren Corporation. SAC is a privately-held company whose common stock is owned 42.5% by Mr. Bradley, 42.5% by Kimball Bradley and 15% by Mr. Evans. Similar to Auto-Lok, Kingway is in the business of producing industrial and commercial storage racks and materials handling systems.

     Simultaneously with the merger, Reunion acquired Kingway. Since May 1998, Kingway has been operating in the facilities of Chatwins Group's Auto-Lok division under a services agreement that provides that Kingway would use Auto-Lok's surplus floor space, production workforce, administrative organization and equipment in exchange for fees approximately equal to Auto-Lok's costs. Subsequent to the merger and acquisition, Reunion intends to integrate Kingway and Auto-Lok into a single business unit.

Cured Defaults Under Indenture

Purchase Offer

     Pursuant to its obligations under the indenture, on May 12, 1999, Chatwins Group issued a notice offering to purchase up to $25.0 million of senior notes on June 1, 1999. Chatwins Group further notified senior note holders and the trustee that it did not expect to have sufficient liquidity on June 1, 1999 to consummate the purchase offer if more than $2 million worth of senior notes were tendered.

     As of 5:00 p.m. Eastern time on June 1, 1999, the expiration of the purchase offer, holders of $24,121,000 principal amount of senior notes had accepted the purchase offer. On June 2, 1999, Chatwins Group sent a notice to holders of the $24,121,000 principal amount of tendered senior notes requesting that their tender be withdrawn in exchange for a withdrawal fee of 2% of principal amount of senior notes tendered (withdrawal notice). The withdrawal notice also informed the tendering senior note holders of a:

* Third Party Purchase Offer - pursuant to an agreement dated May 28, 1999, between Chatwins Group and Contrarian Capital, LLC (Contrarian), Contrarian agreed to purchase senior notes from all tendering holders for the same price payable by Chatwins Group in the purchase offer and Contrarian had already elected to withdraw the tender of all senior notes it acquired, if any, in exchange for the same 2% withdrawal fee,

and

* Possible Asset Sale - Chatwins Group had executed a non-binding letter of intent to sell substantially all of the assets of its Klemp division. See "Discontinued Operations."

     The withdrawal notice further informed tendering senior note holders that if Chatwins Group did not receive withdrawal elections for the full $24,121,000 of principal amount of tendered senior notes, either from tendering senior note holders or Contrarian, Chatwins Group did not expect to consummate any of the purchases contemplated by the purchase offer, whereupon an event of default would arise under the indenture.

     The withdrawal notice was to expire at 9:30 a.m. Eastern time on June 7, 1999. However, on June 8, 1999, Chatwins Group sent notice to tendering senior note holders that the request to withdraw tendered senior notes was being extended indefinitely but could be terminated by Chatwins Group without prior notice (withdrawal extension). The withdrawal extension also informed the tendering senior note holders that:

* holders of $7,100,000 principal amount of tendered senior notes had withdrawn their tenders in exchange for the 2% withdrawal fee,

* Contrarian had purchased or agreed to purchase from tendering senior note holders and withdraw the tender for $16,186,000 principal amount of senior notes,

and

* $835,000 principal amount of tendered senior notes remained outstanding under the purchase offer.

     Because Chatwins Group was not able to deposit with the trustee or the paying agent for the tendered senior notes an amount equal to 100% of the aggregate principal amount, plus any accrued and unpaid interest, of tendered senior notes by 12:30 p.m. Eastern time on June 7, 1999 as required by the indenture, on June 8, 1999, Chatwins Group delivered notice to the trustee of an event of default.

     Ultimately, $7,125,000 principal amount of tendered senior notes withdrew their tenders directly, $16,971,000 principal amount of tendered senior notes were purchased and tenders withdrawn by Contrarian and $25,000 principal amount of tendered senior notes were purchased and retired by Chatwins Group. In exchange for its purchases of tendered senior notes, Chatwins Group paid Contrarian a $375,000 stand-by fee in addition to the 2% withdrawal fee which totalled $339,420. Holders of the $7,125,000 principal amount of senior notes that withdrew their tenders received withdrawal fees totalling $142,500.

     As the result of the tender withdrawals totalling $24,096,000 principal amount of senior notes, either by tendering senior note holders or Contrarian, the repayment by Chatwins Group of $25,000 principal amount of tendered senior notes not withdrawn or sold to Contrarian and the payment by Chatwins Group of all withdrawal and stand-by fees, the event of default was cured. On June 23, 1999, Chatwins Group sent notice to all tendering senior note holders of the termination of the withdrawal extension and notice to the trustee of the cure of the event of default.

Suzhou Grating

     In May of 1998, Chatwins Group executed a joint venture agreement pursuant to which it contributed $100,000 to Suzhou Grating, a fiberglass reinforced plastic grating manufacturer in China. The investment constituted a default under the indenture.

     During 2000, Chatwins Group and the trustee for the senior notes agreed to several supplemental indentures and waiver of covenants of the indenture for the senior notes, one of which included waiver of this default.

Bradley Family Limited Partnership

     In May of 1998, Mr. Bradley transferred all of his shares of Chatwins Group common stock to the Charles E. Bradley, Sr. Family Limited Partnership for estate planning purposes. The Bradley Family Limited Partnership granted voting control over such shares to Stanwich Partners, which in turn granted voting control over such shares to Mr. John G. Poole, a director and beneficial stockholder of Chatwins Group. Because Mr. Bradley no longer had voting control over such shares of Chatwins Group common stock, a breach occurred under the securities pledge agreement (as defined in the indenture). Because the securities pledge agreement is cross-covenanted to the indenture, such breach created a default under the indenture.

     During 2000, Chatwins Group and the trustee for the senior notes agreed to several supplemental indentures and waiver of covenants of the indenture for the senior notes, one of which included waiver of this default.

Discontinued Operations

     During the second quarter of 1999, Chatwins Group's management adopted a plan to exit the grating manufacturing business through the disposition of substantially all the business and assets of its Klemp division (Discontinued Klemp). Upon adoption of the plan, Chatwins Group classified and began accounting for Discontinued Klemp, including its international grating subsidiaries, as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30), which requires discontinued operations to be reported separately from continuing operations.

     On May 28, 1999, Chatwins Group entered into a non-binding letter of intent (LOI) with Alabama Metal Industries (AMICO), which was subsequently amended on July 12, 1999 and on August 17, 1999, for the sale of the domestic business and assets of Discontinued Klemp. On September 30, 1999, Chatwins Group completed the sale of its domestic grating business and assets to AMICO for $32.1 million in cash and the assumption by AMICO of certain operating liabilities, subject to post-closing adjustments which are still pending. Substantially all of the cash proceeds from the sale were used to pay down borrowings under Chatwins Group's revolving credit facility with Bank of America (BOA Facility).

     During the third quarter of 1999, Chatwins Group's management adopted a plan to liquidate its oil and gas business through the disposition of all of its oil and gas related assets. Upon adoption of the plan, Chatwins Group classified and began accounting for the oil and gas business as a discontinued operation in accordance with APB 30. Through the end of 1999, Chatwins Group had substantially liquidated its oil and gas assets for cash proceeds totalling approximately $189,000. Such cash proceeds were used to paydown borrowings under the BOA Facility.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Exercise of Warrants

     Through December 31, 1999, 49,975 warrants were exercised at $.01 per share resulting in the issuance of 49,975 shares of Chatwins Group common stock. The remaining 25 warrants were exercised in March 2000.

Sale of Property

     During April 1999, Chatwins Group sold the land and building which comprised the former Chicago, Illinois location of its Klemp division, which was relocated to Libertyville, Illinois in early 1999. The property was sold to a privately held Illinois limited liability corporation. Net cash proceeds received by Chatwins Group as a result of the sale totalled $4.56 million. Of the $4.56 million of net proceeds, $2.28 million was used to repay a portion of borrowings under a special availability amount under the BOA Facility and $2.28 million was used to repay a portion of other borrowings under the BOA Facility. Once reduced, this special availability amount could not be reborrowed. See "Liquidity and Capital Resources."

Recent Accounting Pronouncements

     Effective January 1, 1999, Chatwins Group adopted the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which requires that the costs of start-up activities be expensed as incurred. Such adoption is reported as the cumulative effect of a change in accounting principle and results in the write-off of $176,000 of start-up costs, net of taxes of $91,000. These start-up costs primarily related to Chatwins Group's international subsidiaries.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that derivative instruments such as options, forward contracts and swaps be recorded as assets and liabilities at fair value and provides guidance for recognition of changes in fair value depending on the reason for holding the derivative. Chatwins Group does not presently have transactions involving derivative instruments.


INDIVIDUAL OPERATING DIVISIONS

     Alliance - Founded in 1901, Alliance designs, engineers and manufactures cranes used in a wide range of steel and aluminum mill applications and large special purpose cranes used in marine and aerospace applications and heavy industrial plants. Alliance also manufactures lighter duty cranes for various industrial applications, coke oven machinery and other large steel-related fabrications. In recent years, Alliance has expanded and diversified its engineering and manufacturing capabilities to offer a variety of equipment and related engineering, fabrication, maintenance and repair services.

     Auto-Lok - Founded in 1946, Auto-Lok manufactures roll formed and structural steel fabricated storage racks for industrial and commercial handling systems and general storage applications. In addition, Auto-Lok participates on larger contracts in the sale of total material handling systems through purchasing and reselling related components such as decking and carton flow devices, and subcontracting of rack erection.

     CP Industries - Founded in 1897, CP Industries, the former Christy Park division of USX Corporation, specializes in manufacturing large, seamless pressure vessels for the above ground storage and transportation of highly pressurized gases such as natural gas, hydrogen, nitrogen, oxygen and helium. These pressure vessels are provided to customers such as industrial gas producers and suppliers, the alternative fueled vehicle compressed natural gas fuel industry, chemical and petrochemical processing facilities, shipbuilders, NASA, public utilities and gas transportation companies.

     Hanna - Founded in 1901, Hanna designs and manufactures a broad line of hydraulic and pneumatic cylinders, actuators, accumulators and manifolds. These products are used in a wide variety of industrial and mobile machinery and equipment requiring the application of force in a controlled and repetitive process. Hanna's specialty is custom cylinders in both small quantities packaged by its distributors with valves, pumps and controls as complete fluid power systems and large quantities sold directly to equipment manufacturers.

     Steelcraft - Founded in 1972, Steelcraft manufactures and sells cold-rolled steel leaf springs. Its principal customers are manufacturers of trailers for boats, small utility vehicles and golf carts and makers of recreational vehicle and agricultural trailers.

     The following represents historical net sales, EBITDA, and total assets by division for the years ended December 31, 1999, 1998 and 1997 (in thousands, including notes hereto, unless otherwise indicated):
                                                                    Total
                                 Net Sales        EBITDA(1)       Assets(2)
                                 ---------        ---------       ---------
  At and for the year ended
    December 31, 1999:
Alliance                          $ 26,117          $  (663)       $ 14,519
Auto-Lok                            34,342            3,176          13,921
CP Industries                       25,226            4,726          18,266
Hanna                               32,019            3,950          15,666
Steelcraft                           3,386              336           1,576
                                  --------          -------        --------
  Totals                          $121,090          $11,525        $ 63,948
                                  ========          =======        ========

  At and for the year ended
    December 31, 1998:
Alliance                          $ 41,982          $ 2,485        $ 18,111
Auto-Lok                            25,794            1,775          10,645
CP Industries                       28,284            6,003          20,117
Hanna                               34,458            5,714          17,544
Steelcraft                           3,960              644           1,651
                                  --------          -------        --------
  Totals                          $134,478          $16,621        $ 68,068
                                  ========          =======        ========

  At and for the year ended
    December 31, 1997:
Alliance                          $ 43,791          $ 3,817        $ 14,872
Auto-Lok                            26,524              899          10,054
CP Industries                       28,171            5,882          17,071
Hanna                               33,420            4,721          15,916
Steelcraft                           4,378              889           1,705
                                  --------          -------        --------
  Totals                          $136,284          $16,208        $ 59,618
                                  ========          =======        ========

(1) Excludes headquarters expenses in the years ended December 31, 1999 of $1,711, December 31, 1998 of $2,007 and December 31, 1997 of $2,398. See
"Selected Historical Financial Data" for operating income and a definition of EBITDA.

(2) Excludes headquarters assets at December 31, 1999 of $17,072, at December 31, 1998 of $15,762 and at December 31, 1997 of $20,794.

General Aspects Applicable to the Chatwins Group Divisions

     Raw Materials - The major raw materials used by Chatwins Group include steel coils, structural bars, welded and seamless steel tubing and pipe, steel alloy bars, steel plates, brass tubing and bars and aluminum extrusions, all of which are supplied by various domestic sources. Prices for most of these raw materials used by Chatwins Group remained relatively constant during 1999. There can be no assurance that prices for these and other raw materials used by Chatwins Group will not increase in the future.

     Competition - Most of Chatwins Group's products are sold in highly competitive markets both in the U.S. and internationally. Chatwins Group competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, on the basis of price, service, quality and the ability to supply customers in a timely manner. A number of Chatwins Group's competitors have financial and other resources that are substantially greater than those of Chatwins Group. Competitive pressures or other factors could cause Chatwins Group's products to lose market share or result in significant price erosion which would have a material effect on Chatwins Group's results of operations.

     Export Sales - Chatwins Group's export sales for 1999 were approximately 5% of total sales. Export sales were primarily made in four major geographic areas during 1999 - the Far East, Canada, Mexico and South America and the United Kingdom. CP Industries accounted for approximately 85% of export sales during 1999. Of CP Industries' export sales, $4.5 million were the Far East (primarily China and Taiwan) and $0.8 million were in Canada. Alliance and Hanna represented all of the remainder, primarily in Canada and Mexico.

     Backlog - Chatwins Group consolidated backlog at December 31, 1999 was approximately $38.0 million and at December 31, 1998 was approximately $42.4 million. All backlog orders at December 31, 1999 are expected to ship within a year.

     Research and Development - Chatwins Group operates in relatively mature markets and the majority of its research and development work is related to improving the quality and performance of its existing products, meeting design requirements and specifications of its customers that require customized products and developing greater production efficiencies. To meet these objectives, Chatwins Group has engineering departments at all of its major manufacturing divisions.

     Major Customers - During 1999, 1998 and 1997, no one customer accounted for more than 10% of the net sales of Chatwins Group. Individual divisions of Chatwins Group have had customers in certain calendar years that have accounted for in excess of 10% of that division's net sales and commonly occurs for different customers from one year to the next.

     Patents and Trademarks - Chatwins Group owns a number of patents and trademarks that are registered in the United States Patent and Trademark Office and internationally. Chatwins Group does not believe that any of its registered trademarks or patents are material to Chatwins Group business or that such business is dependent on any trademark or patent.

     Marketing and Distribution - Chatwins Group markets and distributes its products in a variety of ways including in-house marketing and sales personnel at all of its divisions, domestic independent and manufacturer representatives, domestic and international agents and North American networks of independent distributors that specialize in a product of Chatwins Group's various divisions.

     As of December 31, 1999, Chatwins Group had a total of 802 people in manufacturing, sales and administrative positions. Chatwins Group believes its relations with its employees are good.

     A breakdown of Chatwins Group's work force by location and function at December 31, 1999 is as follows:
                                                        General and
                                      Manufacturing    Administrative
                                    ----------------- -----------------
Division       Location             Union   Non-Union Union   Non-Union Total
--------       --------------       -----   --------- -----   --------- -----
Alliance       Alliance, OH         151(1)      15                36      202
Auto-Lok       Acworth, GA                     199                43      242
CP Industries  McKeesport, PA        88(2)       5      8(3)      21      122
Hanna          Chicago, IL                      76                27      103
               Milwaukee, WI                    74                 9       83
Headquarters   Pittsburgh, PA                                     16       16
Steelcraft     Miami, OK                        30                 4       34
                                    ---        ---    ---        ---      ---
Totals                              239        399      8        156      802
                                    ===        ===    ===        ===      ===

(1)  United Steelworkers of America - Contract expires June 14, 2002.
(2)  United Steelworkers of America - Contract expires May 31, 2001.
(3)  United Steelworkers of America - Contract expires May 31, 2001.

     Insurance - Chatwins Group maintains general liability, product liability, property, workers' compensation, and other insurance in amounts and on terms that it believes are customary for companies similarly situated.

     Environmental - Since 1988, Chatwins Group has followed procedures and maintained strict policies designed to protect the environmental welfare of its employees and the communities surrounding its various locations.

     As a part of refinancing efforts by Chatwins Group in 1990 and 1998, environmental audits were performed at Chatwins Group's various locations by independent environmental engineering companies. Recommendations contained in those audits were implemented by Chatwins Group. Each facility is monitored as part of Chatwins Group's internal environmental and hazardous materials management program. Chatwins Group has also completed a compliance program for polychlorinated biphenyls and to remove or encapsulate asbestos at all of its facilities. A policy of seeking substitutes for hazardous materials has been established and many potentially hazardous substances have been replaced by environmentally safe items. Chatwins Group employees have been trained to work properly with potentially hazardous substances and to read and understand Material Safety Data Sheets.

     As a result of these efforts, Chatwins Group believes that its business, operations and facilities are being operated in substantial compliance with applicable environmental and health and safety laws and regulations. In addition, Chatwins Group is aware of no environmental claims that have been or could be asserted against Chatwins Group, other than those claims that Chatwins Group believes have been resolved or are the subject of indemnification agreements with former owners of Chatwins Group's properties.

     In September 1988, U.S. Metalsource Corp., the owner of the Ipsen facility prior to Chatwins Group, removed substantial quantities of solvent contaminated soil from the Ipsen facility to a licensed landfill. While almost all of the contaminated soil was removed, isolated areas could not be removed due to building safety concerns. A residual groundwater contamination problem remains. Alco Standard Corporation, the owner of the Ipsen facility during the time when the vast majority of the contamination occurred, has agreed to perform, pay for and assume direct responsibility and liability for, and hold Chatwins Group harmless in respect of, the remediation of the remaining contamination including an ongoing groundwater remediation plan which has been approved by the Illinois Environmental Protection Agency. Concurrent with its sale of the Ipsen assets, Chatwins Group assigned to the purchaser Chatwins Group's rights to this agreement with Alco. Chatwins Group also covenanted with the purchaser to complete or cause to be completed the remediation of the remaining contamination if Alco should fail to honor its agreements. As of December 31, 1999, Chatwins Group had not received any notice that Alco was failing to perform the approved groundwater remediation plan.

Properties

     Chatwins Group has a total of 71.2 acres and 1,409,233 square feet being used for ongoing operations. Except for CP Industries' sales office in Beijing, China, and Chatwins Group's corporate headquarters in Pittsburgh, Pennsylvania, which is administrative, all locations are both manufacturing and administrative facilities:

                                 Square       Land               Expiration
Division      Location            Feet       Acres    Title         Date
--------      --------          -------     -----     ------     ----------
CP Industries McKeesport, PA    602,772      37.0     Owned           -
              Beijing, China        808        -      Leased      10/31/00
Alliance      Alliance, OH      383,865      14.8     Owned           -
Hanna         Chicago, IL        85,283       2.7     Owned           -
              Milwaukee, WI      68,000       3.2     Owned           -
Steelcraft    Miami, OK          39,120      13.5     Owned           -
Headquarters  Pittsburgh, PA      6,485        -      Leased      08/31/01
Auto-Lok      Acworth, GA       222,900        -      Leased      03/12/08

     Chatwins Group believes that all of its facilities have been in operation for a sufficient period of time to demonstrate their suitability for their individual purposes. The production capacities of Chatwins Group's facilities are believed by Chatwins Group to be sufficient for Chatwins Group's anticipated future needs.

     In addition to the property listed above, Chatwins Group owns 92.7 acres of idle farm land adjacent to its former Ipsen facility, in Boone County, Illinois, which was retained by Chatwins Group after the Ipsen sale.

Legal Proceedings

     In June 1993, the U.S. Customs Service made a demand on Chatwins Group's former industrial rubber distribution division for $612,948 in marking duties pursuant to 19 U.S.C. Sec. 1592. The duties are claimed on importations of "unmarked" hose products from 1982 to 1986. Following Chatwins Group's initial response raising various arguments in defense, including expired statute of limitations, Customs responded in January 1997 by reducing its demand to $370,968 and reiterating that demand in October 1997. Should the claim not be resolved, Customs threatens suit in the International Court of Claims. Chatwins Group continues to believe that, based on consultation with counsel, there are facts which raise a number of procedural and substantive defenses to this claim, which will be vigorously defended. There is no applicable insurance coverage.

     In addition to the aforementioned Customs claim, Chatwins Group is involved in other various legal proceedings and product liability claims and believes that none of these individually or in the aggregate will have a material effect on the financial condition or results of operations of Chatwins Group.

                      SELECTED HISTORICAL FINANCIAL DATA
                    (in thousands, including notes hereto,
                    except for share and per share amounts)

     The following table sets forth selected historical consolidated financial data of Chatwins Group. All data are reported in thousands, except for share and per-share data. Historical data have been restated for the classifications of the Klemp division and its oil and gas operations as discontinued operations.

Year Ended December 31,         1999      1998      1997     1996      1995
                              --------  --------  -------- --------  --------
EARNINGS DATA(1):

Net sales                     $121,090  $134,478  $136,284 $103,689  $133,981
Cost of sales                  101,122   108,501   111,205   84,458   108,017
                              --------  --------  -------- --------  --------
Gross profit                    19,968    25,977    25,079   19,231    25,964
Selling, general and
  administrative  expenses      12,742    13,740    13,380   12,613    14,191
Other expense, net                 495       579       595      251       455
                              --------  --------  -------- --------  --------
Operating profit                 6,731    11,658    11,104    6,367    11,318
Interest expense, net(2)         7,989     7,453     7,374    7,284     7,536
Equity in loss from  continuing
  operations  of affiliate         566     4,056       373      915         -
                              --------  --------  -------- --------  --------
Income (loss) before income
  taxes from  continuing
  operations                    (1,824)      149     3,357   (1,832)    3,782
Provision for (benefit  from)
  income taxes(3)               (1,463)       46       851     (659)      645
                              --------  --------  -------- --------  --------
Income (loss) from
  continuing operations       $   (361) $    103  $  2,506 $ (1,173) $  3,137
                              ========  ========  ======== ========  ========

Income (loss) from continuing
  operations applicable to
  common stockholders(4)      $   (817) $   (353) $  2,050 $ (1,629) $  2,681
                              ========  ========  ======== ========  ========
Weighted average common
  shares outstanding(10)       290,036   265,088   292,887  242,887   292,887
                              ========  ========  ======== ========  ========
Income (loss) from continuing
  operations per common
  share(10)                   $  (2.82) $  (1.33) $   7.00 $  (6.70) $   9.16
                              ========  ========  ======== ========  ========

                    (in thousands, including notes hereto,
                    except for share and per share amounts)

Year Ended and At December 31,  1999      1998      1997     1996      1995
                              --------  --------  -------- --------  --------
OPERATING AND OTHER DATA:

Cash flow from (used in)
  operating activities(11)      (4,168)   (3,268)    2,312    3,492     2,472
                              ========  ========  ======== ========  ========
Cash flow from (used in)
  investing activities(11)      34,494    (5,195)   (5,044)  (1,190)   (6,866)
                              ========  ========  ======== ========  ========
Cash flow from (used in)
  financing activities(11)     (30,249)    8,070     3,110   (2,303)    4,725
                              ========  ========  ======== ========  ========
Depreciation and
  amortization(6)                3,083     2,956     2,706    2,742     3,159
                              ========  ========  ======== ========  ========
Capital expenditures             1,795     2,349     2,694    2,951     3,744
                              ========  ========  ======== ========  ========

BALANCE SHEET DATA:

Working capital(9)            $ 22,932  $ 25,156  $ 20,759 $ 18,198  $ 15,754
                              ========  ========  ======== ========  ========
Total assets                    81,020   108,476   103,279   95,211   100,987
                              ========  ========  ======== ========  ========
Total long-term debt(8)         49,971    50,019    50,043   50,066    50,090
                              ========  ========  ======== ========  ========
Redeemable preferred stock       8,938     8,482     8,026    7,570     7,114
                              ========  ========  ======== ========  ========
Stockholders' equity(7)         (7,551)   (8,594)   (6,863)  (8,666)   (7,771)
                              ========  ========  ======== ========  ========

EBITDA(5):                    $  9,814  $ 14,614  $ 13,810 $  9,109  $ 13,988
                              ========  ========  ======== ========  ========

(1) Chatwins Group holds a minority voting interest in Reunion which it accounts for under the equity method. On September 14, 1995, Chatwins Group sold Oneida Molded Plastics to Reunion. Such transaction was treated as the disposal of a portion of a line of business with Oneida's historical operating results through September 14, 1995 and resulting gain on sale of $1.2 million classified within continuing operations.

(2)   Includes amortization of debt issuance expenses of the following amounts
for the following years:   1999: $1,308; 1998: $671; 1997: $550; 1996: $632
and 1995: $564.

(3) See Note 17 to the consolidated financial statements of Chatwins Group for the year ended December 31, 1999. Due primarily to the use of net operating loss carryforwards, Chatwins Group's actual cash payments, net of refunds, relating to state and federal income taxes for the years ended December 31, 1995 through December 31, 1997 have been approximately $20, $53 and $205, respectively. In 1998, Chatwins Group had a net refund of $139. In 1999, Chatwins Group paid $279.

(4) In determining income (loss) from continuing operations applicable to common stock, income from continuing operations is reduced by accretions of dividends on preferred stock of $456 in each of the years 1999 through 1995.

(5)   EBITDA is calculated as follows:

                                1999      1998     1997      1996      1995
                              --------  -------- --------  --------  --------
Income (loss) from continuing
  operations before taxes     $ (1,824) $    149 $  3,357  $ (1,832) $  3,782
Interest expense, net(2)         7,989     7,453    7,374     7,284     7,536
Depreciation and
  amortization(6)                3,083     2,956    2,706     2,742     3,159
Equity loss from continuing
  operations of affiliate          566     4,056      373       915         -
Gain on sale of business             -         -        -         -    (1,190)
Loss on notes receivable             -         -        -         -       701
                              --------  -------- --------  --------  --------
      EBITDA                  $  9,814  $ 14,614 $ 13,810  $  9,109  $ 13,988
                              ========  ======== ========  ========  ========

Chatwins Group has included EBITDA in the Selected Historical Financial Data due to the close relationship it bears to Chatwins Group's financial covenants benefiting the 13% senior notes. Certain amounts that are included in results of operations under generally accepted accounting principles are excluded from this calculation of EBITDA.

(6) Excludes amortization of debt issuance expenses. See footnote (2) above.

(7) Stockholders' equity has been reduced by accretions for redemption value of and dividends on redeemable preferred stock of $14.9 million through December 31, 1999.

(8) Excludes borrowings under revolving credit facilities and includes current maturities of 13% senior notes.

(9) Represents current assets excluding net assets of discontinued operations less current liabilities excluding borrowings under revolving credit facilities, current maturities of senior notes and net liabilities of discontinued operations.

(10) Includes the dilutive effect of the Chatwins Group warrants, except when such inclusion is anti-dilutive.

(11) Current accounting rules do not require restatement of the statement of cash flows upon the classification of a segment as a discontinued operation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

Results of Continuing Operations - 1999 compared to 1998

     Net sales for 1999 totaled $121.1 million, compared to $134.5 million for 1998. Sales for 1999 decreased $13.4 million, or 10%, from 1998. Sales decreased at all divisions except for Auto-Lok. Sales decreased $15.9 million at Alliance due primarily to a decrease in order levels which have been negatively impacted by a downturn in large capital projects in the steel industry due to strong foreign competition. Sales decreased $3.1 million at CPI due primarily to a decrease in order levels in the first third of 1999 and a change in the mix of CPI's backlog to a higher percentage of items with longer delivery schedules. Sales decreased $2.4 million at Hanna due primarily to a softening in demand in its hydraulic product line.
Steelcraft's sales were down $0.6 million compared to last year due to weak demand across all product lines but primarily in marine and recreational springs as discretionary spending by consumers continued to shift towards technology-based products. Auto-Lok's sales increase of $8.5 million was due to increased product demand and an increase in large project shipments.

     Gross profit for 1999 was $20.0 million, compared to $26.0 million of gross profit for 1998, a decrease of $6.0 million. Gross profit margin in 1999 was 16.5%, compared to 19.3% in 1998. Gross profit during 1999 compared to 1998 decreased $3.5 million at Alliance, $2.2 million at Hanna and $1.5 million at CPI and $0.3 million at Steelcraft, partially offset by a $1.5 million increase at Auto-Lok. Gross profit margin for 1999 compared to 1998 increased only at Auto-Lok and decreased at all other divisions. The increase in gross profit and margin at Auto-Lok is due primarily to the division's increased volume. The decreases in gross profits and margins at the remaining divisions are due to decreases in volume noted above, price compression at Alliance due to softness in the steel industry caused by foreign competition and a change in product mix at Hanna to lower margin product lines.

     Selling, general and administrative expenses for 1999 were $12.7 million, compared to $13.7 million for 1998, a decrease of $1.0 million. Selling, general and administrative expenses as a percentage of sales increased slightly to 10.5% in 1999 compared to 10.2% in 1998. The decrease in selling, general and administrative expenses was due to an overall effort to contain and reduce such costs and administrative personnel reductions primarily at Alliance. The increase in selling, general and administrative expenses as a percentage of sales was due to the 10% decrease in sales while selling, general and administrative expenses decreased only 7%.

     Other expense for 1999 was $0.5 million, compared to other expense of $0.6 million for 1998, a net decrease of $0.1 million. There were no individually significant or offsetting items in either 1999 or 1998.

     Interest expense, net, in 1999 was $8.0 million compared to $7.5 million in 1998, an increase of $0.5 million. The increase in interest expense is due to a $0.6 million increase in the level of amortization of deferred financing costs partially offset by a reduction in average borrowing levels in the fourth quarter of 1999 due to the sale of Chatwins Group's domestic grating business in September 1999 and the application of the $32.1 million of cash proceeds to borrowings under the BOA Facility.

     Equity loss from continuing operations of affiliate in 1999 and 1998 represents Chatwins Group's share of Reunion's loss from continuing operations. Reunion's 1998 results from continuing operations were negatively impacted by a litigation provision it recorded in its 1998 second quarter.

     There was a tax benefit of $1.5 million for 1999 compared to a tax provision of less than $0.1 million for 1998. The tax benefit for 1999 is primarily the result of the pre-tax loss in 1999 and the reversal of the valuation allowance of $640,000 for deferred tax assets. The 1998 tax provision is related to the level of pre-tax earnings.

Results of Continuing Operations - 1998 Compared to 1997

     Net sales for 1998 totaled $134.5 million, compared to $136.3 million for 1997. Sales for 1998 decreased $1.8 million, or 1%. A sales increase of $1.0 million at Hanna, was offset by decreases or flat revenues at the remaining divisions. Sales decreased $1.8 million at Alliance, $0.7 million at Auto-Lok and $0.4 million at Steelcraft. CP Industries reported flat revenues in 1998 compared to 1997. The increase in sales at Hanna in 1998 compared to 1997 occurred in the fourth quarter of 1998 and was the result of a series of large shipments to one of Hanna's largest customers. The decrease in sales at Alliance was primarily due to a slight decrease in the level of material inputs to large projects during 1998 compared to 1997. Decreases at Auto-Lok and Steelcraft were general in nature and management believes not indicative of adverse trends.

     Gross profit for 1998 was $26.0 million, a 3% increase compared to $25.1 million for 1997. Gross profit margin was 19.3% in 1998, compared to 18.4% in 1997. Gross profit during 1998 compared to 1997 improved $1.1 million at Hanna, $0.8 million at Auto-Lok and $0.5 million at CP Industries. These gross profit improvements were partially offset by decreases of $1.3 million at Alliance and $0.2 million at Steelcraft. Gross profit margin was also up at Hanna, Auto-Lok and CP Industries, but down at Alliance and Steelcraft.
The increase in gross profit and margin at Hanna was primarily due to the efficiencies of increased volume and a shift in product mix towards its industrial cylinder line, which has higher margin products than its mobile cylinder line. Although Auto-Lok's overall volume decreased in 1998 compared to 1997, the increase in gross profit and margin at Auto-Lok was primarily due to the efficiencies of a higher operating level at Auto-Lok's facility due to the ability to absorb fixed and semi-variable overhead costs by the integration of Kingway's operations. CP Industries' profits and margin both improved in 1998 compared to 1997 due to a higher margin product mix while Alliance's profits and margin were negatively impacted by cost overruns on a large project. The decrease in Steelcraft's profits and margin were directly related to the decrease in volume in 1998 compared to 1997.

     Selling, general and administrative expenses for 1998 were $13.7 million, compared to $13.4 million for 1997, an increase of $0.3 million. Such expenses as a percentage of sales increased to 10.2% for 1998 compared to 9.8% in 1997. The increase in such expenses and such expenses as a percentage of sales occurred during the first half of 1998 and was due to an overall increase in administrative spending at certain significant divisions due to increased domestic and international marketing efforts.

     There was other expense in 1998 and 1997 of $0.6 million. There were no individually significant or offsetting items in either 1998 or 1997.

     Interest expense, net, for 1998 was $7.5 million, compared to $7.4 million for 1997, an increase of $0.1 million. In general, average borrowing levels under Chatwins Group's revolving credit facilities increased during 1998 when compared to 1997 as a result of an increase in net working capital (defined as receivables and inventories less trade payables).

     Equity loss from continuing operations of affiliate in both 1998 and 1997 represents Chatwins Group's share of Reunion's loss from continuing operations. Reunion's 1998 results of continuing operations were negatively impacted by the Bargo litigation provision recorded by Reunion in its second quarter of 1998.

     There was a tax provision of less than $0.1 million in 1998, compared to $0.9 million in 1997, an increase of $0.8 million. The increase in the tax provision for 1998 compared to 1997 was due to a $360,000 reduction in the valuation allowance for deferred tax assets during 1997 compared to no change in the valuation allowance during 1998 as well as a decrease in pre-tax income in 1998 over 1997.

Discontinued Operations

     There was income from discontinued operations during 1999 of $2.0 million, compared to a loss of $1.6 million in 1998 and a loss of $0.2 million in 1997. Income from discontinued operations in 1999 is comprised of income from Discontinued Klemp of $0.1 million, a gain on sale of Discontinued Klemp (domestic) of $8.4 million, a provision for estimated expenses of $1.9 million, an estimated provision for loss on disposal of Discontinued Klemp (foreign) of $4.1 million and an estimated provision for loss on disposal of the discontinued oil and gas operations of $0.7 million. Income from Discontinued Klemp in 1999 includes a $1.7 million pre-tax effect gain on sale of property. Income (loss) from Discontinued Klemp includes allocated interest expense of $1.9 million in 1999, $2.5 million in 1998 and $2.3 million in 1997.

     The losses in both 1998 and 1997 relate to Chatwins Group's operating losses of Discontinued Klemp and its share of Reunion's income (loss) from discontinued operations in each year.

     Income (loss) from discontinued operations are net of taxes of $0.9 million in 1999 and tax benefits of $0.6 million and less than $0.1 million in 1997.


Liquidity and Capital Resources

General

     Chatwins Group manages its liquidity as a consolidated enterprise. The operating divisions of Chatwins Group carry minimal cash balances. Cash generated from the divisions' operating activities generally is used to repay borrowings under revolving credit arrangements, as well as other uses (e.g. corporate headquarters expenses, debt service, capital expenditures, etc.). Conversely, cash required for the divisions' operating activities generally is provided from funds available under the same revolving credit arrangements. Although Chatwins Group operates in relatively mature markets, it intends to continue to invest in and grow its businesses through selected capital expenditures as cash generation permits.

     On October 30, 1998, Chatwins Group and Bank of America (BOA; formerly known as NationsBank) executed a financing agreement which provided Chatwins Group with the BOA Facility of up to a maximum principal amount of $40.0 million, including a letter of credit facility of up to $5.0 million.

     The BOA Facility included a special availability amount, as defined in the financing agreement, of $6.0 million. The special availability amount was being reduced in $250,000 monthly increments which began in February 1999.
The special availability amount was further reduced by $2.28 million in April 1999 from the cash proceeds of the sale of property and fully repaid in October 1999 from the cash proceeds from the sale of Chatwins Group's domestic grating operations. The special availability amount could not be reborrowed without BOA's consent. Availability under the BOA Facility was subject to a borrowing base limitation calculated as the aggregate of 85% of eligible accounts receivable plus the lesser of $15.0 million or the sum of 60% of finished goods and raw materials, 50% of supplies and stores, a percentage, determined from time to time by BOA, of work-in-process and the special availability amount in effect at the time of the calculation, all of the above as defined in the financing agreement. Interest under the BOA Facility was determined by reference to various rates including the BOA prime rate, the Federal Funds rate or LIBOR, each plus an applicable margin. Chatwins Group elected the rates upon notification to BOA with applicable margins ranging from zero to 0.5% when using either the BOA prime rate or the Federal Funds rate and from 2.0% to 2.75% when using LIBOR. The BOA Facility also included an unused line fee and a monthly service charge.

     The BOA Facility was secured by a lien in favor of BOA on Chatwins Group's accounts receivable, inventory and certain other property and accounts to the extent necessary to permit foreclosure on the accounts receivable and inventory. The financing agreement was to expire on October 31, 2001 and was renewable annually thereafter, subject to the approval of BOA, but not beyond October 31, 2005.

     The BOA Facility included various representations, warranties and affirmative and negative covenants by Chatwins Group and provided BOA with certain rights and remedies including, but not limited to, acceleration, both in the event of default or subjectively, of all amounts borrowed under the BOA Facility. Financial covenants in the BOA Facility included an adjusted earnings before interest, taxes, depreciation and amortization to fixed charge coverage ratio and an indebtedness to cash flow ratio, calculations of which were defined in the financing agreement. Generally all amounts for calculation of the ratios were derived from domestic operations and BOA earnings before interest, taxes, depreciation and amortization was adjusted for domestic capital expenditures. These covenants required Chatwins Group to maintain a rolling twelve-month minimum adjusted BOA earnings before interest, taxes, depreciation and amortization to fixed charge coverage ratio of 1.25:1 and a maximum indebtedness to cash flow ratio of 5.0:1. At December 31, 1999 such ratios were 2.4:1 and 4.7:1, respectively, and complied with the financing agreement. Borrowings outstanding under the BOA Facility at December 31, 1999 totaled $5.8 million and the weighted average rate for borrowing was 8.5%. The BOA Facility was repaid on March 16, 2000 from the refinancing proceeds in the merger of Reunion and Chatwins Group and is no longer in place. See "Information Related to Chatwins Group - Recent Developments - The Refinancing."

     On July 23, 1999, Chatwins Group and BOA executed an amendment and waiver to the BOA Facility. In general, the amendment and waiver fixed the special availability amount at $3.47 million, an increase of $1 million in the then existing special availability amount. Additionally, the amendment provided that the special availability amount would start to be reduced in weekly amounts of at least $270,000 beginning August 16, 1999 only if Chatwins Group failed to deliver certain documents related to the potential sale of a division or failed to deliver additional collateral for the special availability amount. The amendment and waiver also waived two instances of noncompliance by Chatwins Group in June and July 1999 of the covenant that required Chatwins Group to maintain a minimum average daily availability of no less than $1.0 million. In exchange for providing Chatwins Group with the amendment and waiver, BOA received $100,000 in fees and additional collateral for the special availability amount. Chatwins Group was in compliance with all representations, warranties and covenants at December 31, 1999.

     During April 1999, Chatwins Group sold the land and building which comprised the former Chicago, Illinois location of its Klemp division, which was relocated to Libertyville, Illinois in early 1999. Net cash proceeds received by Chatwins Group as a result of the sale totalled $4.56 million and were used to repay borrowings under the BOA Facility. On May 3, 1999, Chatwins Group paid its semi-annual interest payment of $3.25 million on the 13% senior notes from funds available under the BOA Facility, such availability being partially the result of the application of the property sale proceeds to the BOA Facility.

     During September 1999, Chatwins Group sold its domestic grating business for net cash proceeds of $32.1 million, which were used to repay borrowings under the BOA Facility. On November 1, 1999, Chatwins Group paid its semi-annual interest payment of $3.25 million on its 13% senior notes from funds available under the BOA Facility, such availability being the result of the application of the domestic grating operation sale proceeds to the BOA Facility.

     Based on its own liquidity, Chatwins Group was unable to consummate the Purchase Offer on June 1, 1999, resulting in an event of default under the Indenture. This event of default was subsequently cured by Chatwins Group. See "Information Related to Chatwins Group - Recent Developments - Cured Defaults Under Indenture - Purchase Offer."

Operating Activities

     Operating activities used $4.2 million of cash during 1999, compared to cash used of $3.3 million in 1998, an increase in cash used of $0.9 million. This increase in cash used from operating activities was due primarily to a $5.0 million decrease in operating profit partially offset by changes in assets and liabilities, primarily a decrease in working capital in 1999 which provided cash compared to an increase in working capital in 1998 which used cash.

     Operating activities used $3.3 million of cash during 1998, compared to cash provided of $2.3 million in 1997, a decrease of $5.6 million. A $0.6 million increase in operating profit was reduced by an increase of $2.3 million in cash used to fund net working capital and a use of cash of $4.2 million from net changes in other assets and liabilities in 1998 compared to cash used of only $0.9 million in 1997. The increase in cash used in 1998 from net changes in other assets and liabilities in 1998 was the result of increases in prepaid expenses and deferred taxes and reductions of liabilities, primarily at Chatwins Group's headquarters.

Investing Activities

     Investing activities provided $34.5 million of cash during 1999, compared to cash used of $5.2 million during 1998, an increase in cash provided of $39.7 million. The increase in cash provided from investing activities was due to the $32.1 million of cash proceeds from the sale of Chatwins Group's domestic grating operations in September 1999, the $4.6 million of cash received from the sale of property in the second quarter of 1999 and a $2.5 million decrease in the level of capital expenditures in 1999 compared to 1998.

     Investing activities used $5.2 million of cash during 1998, compared to cash used of $5.0 million during 1997, an increase in cash used of $0.2 million, primarily related to Chatwins Group's $0.1 million investment in a fiberglass grating joint venture in China. Capital expenditures of approximately $5.0 million in each of 1998 and 1997 were essentially equal.

Financing Activities

     Financing activities during 1999 used $30.2 million in cash, compared to $8.1 million of cash provided during 1998, an increase in cash used of $38.3 million. This increase in cash used is the result of a decrease of $28.2 million in the level of net borrowings under revolving credit facilities during 1999, primarily the result of the application of the proceeds from the sale of the domestic grating operations, compared to an increase of $7.9 million in 1998.

     Financing activities during 1998 provided $8.1 million in cash, compared to $3.1 million of cash provided during 1997, an increase in cash provided of $5.0 million. This increase in cash provided is the result of an increase of $7.9 million in the level of net borrowings under revolving credit arrangements during 1998 compared to an increase of only $2.4 million in 1997. Additionally, repayments of related party indebtedness decreased $0.6 million.

Income Taxes

     At December 31, 1999, Chatwins Group had net operating loss carryforwards for Federal tax return reporting purposes of approximately $0.4 million, all of which expire in 2018. A U.S. federal corporate income tax return examination has been completed for Chatwins Group's 1995 tax year. Chatwins Group believes adequate provisions for income taxes have been recorded for all years.

     SFAS 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Chatwins Group periodically reviews the adequacy of the valuation allowance as a result of changes in its profitability and other factors. Chatwins Group's 1999 taxable income utilized substantially all of its NOLs. Based on its 1999 review of the valuation allowance, Chatwins Group concluded that a valuation allowance is not necessary as the portion of deferred tax assets against which the valuation allowance had previously been provided were realized during 1999. Chatwins Group believes that its future taxable income will be sufficient for full realization of the deferred tax assets.

The Year 2000

     The year 2000 issue refers to the potential for disruption to business activities caused by system and processing failures of date-related calculations, and is the result of computer-controlled systems using two digits rather than four to define the year potentially causing the inadvertent recognition of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculation causing disruptions of operations, including among other things, an inability to process transactions, send invoices, or engage in other critical business activities.

     To date, Chatwins Group has not experienced any material year 2000 issues or business interruptions, either its own or third parties with which it conducts business, from the coming of the year 2000. However, Chatwins Group cannot assure that year 2000 issues will not be experienced in the future. Chatwins Group continues to monitor its own systems and those of third parties with which it conducts business for any year 2000 problems.

     Chatwins Group has incurred approximately $0.1 million in its assessment and remediation of potential year 2000 issues and does not expect to incur any further year 2000 related costs.

Quantitative and Qualitative Disclosures About Market Risk

     In conducting business, Chatwins Group has market risk exposures to foreign currency exchange rates, interest rates and raw material prices.

     Chatwins Group's continuing operations manufactures its products in the United States. Of Chatwins Group's $121.1 million of consolidated net sales for 1999, $6.5 million were export sales to other countries ($4.5 million to the Far East; $1.3 million to Canada; $0.4 million to Latin and South America; and $0.3 million to the U.K.). Export sales to foreign countries from Chatwins Group's U.S. locations are denominated in U.S. dollars, Chatwins Group's reporting currency. Accordingly, transaction loss exposures due to fluctuations in the functional currencies of the countries in which Chatwins Group sells its products, which vary significantly from year to year, are minimal. However, a significant fluctuation in such currencies could adversely affect Chatwins Group's foreign customers' ability to fund its U.S. dollar denominated payables which, if not hedged by such customers, could significantly affect Chatwins Group's operating results.

     Chatwins Group's exposure to interest rate risk arises primarily from borrowing under the BOA Facility. Interest under the facility is determined by reference to various rates including the BOA prime rate, the federal funds rate or LIBOR, each plus an applicable margin. At December 31, 1999, the weighted average rate for borrowing under the BOA Facility was 8.5% and borrowings outstanding totaled $5.8 million. All else remaining equal, on a sensitivity basis a 100 basis-point increase in the borrowing rate would be estimated by Chatwins Group to have an approximate $60,000 increase in annual interest expense.

     The principal raw material used by Chatwins Group is steel. Steel is available from a number of suppliers. Prices for steel are affected by, but not limited to, changes in domestic and foreign markets supply and demand. There can be no assurances that prices for the raw materials used by Chatwins Group will not increase in the future or that such increases could be passed through to its customers.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Stanwich Acquisition Corp.

     In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of Stanwich Acquisition Corp. (SAC), doing business as Kingway Material Handling Company, at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of SAC's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the accompanying financial statements, SAC was acquired by an affiliated company on March 16, 2000.

     As discussed in Notes 3 and 4 to the accompanying financial statements, SAC has engaged in various transactions and has established certain relationships with various affiliates and stockholders. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
April 14, 2000

                          STANWICH ACQUISITION CORP.
                  (D/B/A KINGWAY MATERIAL HANDLING COMPANY)
                                 BALANCE SHEET
                      (in thousands, except share amounts)

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
     ASSETS:
Cash in banks                                    $    291            $    661
Accounts receivable (net of allowance for
  doubtful accounts of $90 and $48)                 3,756               4,203
Inventories (Note 5)                                  979               1,070
Prepaid and other current assets                      113                  96
                                                 --------            --------
     Total current assets                           5,139               6,030
Plant and equipment (Note 6)                        2,143               2,278
Goodwill (net of accumulated amortization
  of $1,913 and $1,029) (Note 2)                   11,652              12,352
Deferred financing costs (net of accumulated
  amortization of $484 and $158)                        -                 326
Other noncurrent assets                                35                  53
                                                 --------            --------
Total assets                                     $ 18,969            $ 21,039
                                                 ========            ========
     LIABILITIES AND STOCKHOLDERS' EQUITY:
Revolver, related party (Notes 3, 4 and 7)       $  4,665            $  7,565
Term loan (Note 8)                                  6,180               6,180
Accounts payable                                    1,215               1,053
Due to related parties (Note 4)                     2,151               1,254
Other current liabilities                             314                 398
                                                 --------            --------
     Total current and total liabilities           14,525              16,450
                                                 --------            --------

Contingent liabilities and commitments (Note 14)        -                   -

     Stockholders' equity (Note 10):
Common stock, $.01 par value (1,000 shares
  authorized, issued and outstanding)                   -                   -
Additional paid-in-capital                             25                  25
Preferred stock, $.10 par value (10,000
  shares authorized; 5,000 issued and
  outstanding) (Note 9)                             6,625               5,875
Accumulated deficit                                (2,206)             (1,311)
                                                 --------            --------
     Total stockholders' equity                     4,444               4,589
                                                 --------            --------
Total liabilities and stockholders' equity       $ 18,969            $ 21,039
                                                 ========            ========

   The accompanying notes are an integral part of these financial statements.

                           STANWICH ACQUISITION CORP.
                   (D/B/A KINGWAY MATERIAL HANDLING COMPANY)
                            STATEMENT OF OPERATIONS
                                 (in thousands)

                                                   Year Ended December 31,
                                                   1999                1998
                                                 --------            --------
Net sales                                        $ 17,528            $ 17,474
Cost of sales                                      10,985              11,990
                                                 --------            --------
  Gross profit                                      6,543               5,484
Selling, general and administrative                 2,920               2,763
Amortization of goodwill                              901                 881
Other expense                                          18                   -
                                                 --------            --------
  Operating profit                                  2,704               1,840
Interest expense                                    2,886               2,234
Interest income                                        37                  43
                                                 --------            --------
  Loss before taxes                                  (145)               (351)
Income taxes                                            -                   -
                                                 --------            --------
  Net loss                                       $   (145)           $   (351)
                                                 ========            ========

   The accompanying notes are an integral part of these financial statements.

                           STANWICH ACQUISITION CORP.
                   (D/B/A KINGWAY MATERIAL HANDLING COMPANY)
                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                   Year Ended December 31,
                                                   1999                1998
                                                 --------            --------
  Operating activities:
Net loss                                         $   (145)           $   (351)
Adjustments to reconcile net loss to
  net cash provided by operating activities:
  Depreciation                                        473                 246
  Amortization of goodwill                            901                 881
  Amortization of deferred financing costs            326                 158
  Changes in assets and liabilities:
      Accounts receivable                             447              (1,203)
      Inventories                                      91                 374
      Prepaid and other current assets                (17)                (94)
      Accounts payable                                162                 527
      Other current liabilities                       813                 377
      Other noncurrent assets                        (266)               (298)
                                                 --------            --------
Net cash provided by operating activities           2,785                 617
                                                 --------            --------
  Investing activities:
Capital expenditures                                 (255)             (1,006)
                                                 --------            --------
Net cash used in investing activities                (255)             (1,006)
                                                 --------            --------
  Financing activities:
Repayment of related party debt                    (2,900)                  -
                                                 --------            --------
Net cash used in financing activities              (2,900)                  -
                                                 --------            --------
Decrease in cash                                     (370)               (389)
Cash at beginning of period                           661               1,050
                                                 --------            --------
Cash at end of period                            $    291            $    661
                                                 ========            ========
  Noncash Financing Activity:
Refinancing of debt                              $      -            $  5,935
                                                 ========            ========
  Supplemental Disclosures:
Cash paid for interest                           $  2,843            $  2,095
                                                 ========            ========

   The accompanying notes are an integral part of these financial statements.

                          STANWICH ACQUISITION CORP.
                      NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION, BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     Stanwich Acquisition Corp. (SAC) is a privately-held Delaware corporation formed for the purpose of acquiring substantially all of the assets and assuming certain liabilities relating to the business of manufacturing, distributing, marketing, selling and installing gravity flow racking and computer assisted picking systems of the Kingston-Warren Corporation (Kingston), a New Hampshire corporation. On September 11, 1997, SAC entered into an asset purchase agreement with Kingston pursuant to which SAC acquired the net assets of Kingston's flow racking and computer assisted picking systems business in a transaction it accounted for under the purchase method pursuant to Accounting Principles Board (APB) Opinion No. 16, "Business Combinations" (SAC Acquisition). SAC is currently doing business as (D/B/A) the Kingway Material Handling Company (Kingway). See note 2.

     SAC has established certain relationships with and engaged in various transactions with other entities, both private and public corporations, to which they are related. In addition to relationships with SAC, these other entities are related to and affiliated with each other. See notes 3 and 4.

Business Description

     SAC operates in the material handling industry and manufactures two major product lines for the order selection segment of the industry: gravity flow racking and computer assisted picking systems (CAPS).

     SAC's gravity flow order selection system utilizes low-slope angle inclined shelves with roll tracking and is designed for businesses requiring fast-paced and accurate order creation and distribution. It also allows for merchandise rotation on a first-in, first-out basis.

     SAC's CAPS software computerizes the order selection process by utilizing a series of interconnected lights throughout a customer's distribution center. The distribution center receives orders from a host computer which instantly sends data to the pick line, thus eliminating paper pick lists and significantly improving order accuracy and speed of distribution.

Summary of Significant Accounting Policies

Revenue Recognition

     SAC recognizes revenue from sales of the following products and services:

     .  racking hardware;

     .  installation of racking hardware;

     . computer hardware, including the electronic lighting hardware used by the CAPS software;

     .  installation of the electronic lighting hardware;

     .  CAPS software package; and,

     . training and on-site support for the customer during the CAPS software installation period.

     Revenue is recognized when services are rendered or products are shipped to the customer. In the case of the CAPS software, revenue is recognized when the computer containing a copy of the software is shipped to the customer or when SAC authorizes a customer to download the software onto a customer-owned machine. Revenues from installation services, training, and on-site customer support are recognized ratably during the period over which such services are rendered. Sales are presented net of discounts and allowances.

Cash and Cash Equivalents

     Cash and cash equivalents consist of demand deposit accounts and other cash equivalents with maturities of 3 months or less.

Accounts Receivable

     SAC has no individual account or geographic concentrations of credit risk. SAC performs credit reviews on new customers and periodic credit reviews on existing customers and generally does not require collateral.

     The following contract amounts are included in accounts receivable (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Uncompleted contract costs over related billings $  1,215            $  1,442
Uncompleted contract billings over related costs      (28)                (95)
                                                 --------            --------
  Net costs over billings                        $  1,187            $  1,347
                                                 ========            ========

Inventories

     Inventories are stated at the lower of cost or market. Standard costs are used which approximate the first-in, first-out method of inventory valuation.

Plant and Equipment

     In connection with the SAC Acquisition, the assets acquired by SAC were adjusted to their estimated fair market values. Fair market value was based on estimates included in an independent appraisal. Subsequent to the SAC Acquisition, additions to plant and equipment are recorded at cost. Plant and equipment is depreciated using the straight-line method over the estimated useful lives of individual assets or asset groups. Estimated useful lives in years for depreciation are as follows: 3 to 10 for machinery and equipment; 3 to 8 for computer systems and equipment; 5 to 10 for furniture and fixtures. Expenditures for additions and improvements are capitalized. Repairs and maintenance which do not extend the lives of the applicable assets are charged to expense as incurred. At the time units of plant and equipment are sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income. See notes 3 and 6.

Goodwill

     Goodwill recorded as a result of the SAC Acquisition is being amortized using the straight-line method over 15 years.

     SAC regularly evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or the carrying value of goodwill may not be recoverable. In evaluating goodwill for possible impairment, SAC uses an estimate of undiscounted future cash flows over the goodwill's remaining estimated useful life. Should this analysis indicate that goodwill is impaired, SAC would write-down its carrying value to fair market value.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingencies during the reporting period which, in the normal course of business, are subsequently adjusted to actual results. Actual results could differ from those estimates.

Reclassifications

     Certain reclassifications of prior year amounts have been made to conform to 1999 classifications.


NOTE 2:   SUBSEQUENT EVENTS:  THE REUNION ACQUISITION AND REFINANCING

     On March 16, 2000, Reunion Industries, Inc. (Reunion) and Chatwins Group, Inc. (Chatwins Group) merged. Prior to their merger, Reunion and Chatwins Group were affiliated with SAC and each other (see note 4). Simultaneously with and related to the merger, Reunion acquired SAC's common stock and assets and assumed SAC's obligations (Reunion Acquisition). Reunion will account for the acquisition of SAC as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Therefore, SAC's assets and liabilities will be revalued. The excess of the purchase price over the fair value of assets acquired and liabilities assumed (goodwill), if any, will be capitalized and amortized over fifteen years.

     In the merger, Reunion entered into various senior secured credit facilities. Proceeds from initial borrowings under the credit facilities were used for various purposes, including $100,000 paid to holders of SAC's common stock (see note 3), $6,180,000 to fully repay SAC's Term Loan (see note 8) and $1,116,000 to repay a portion of SAC's Revolver (see note 7). The remainder of SAC's obligation under the Revolver was assumed by Reunion.

     In the Reunion Acquisition, holders of SAC's Series A preferred stock (see note 9) received in exchange for their shares, 5,000 shares of Reunion Series B preferred stock. The Reunion Series B preferred stock has a redemption price of $5,000,000. Cumulative dividends at 15% of the redemption price from November 2, 1997, the date of the SAC Acquisition, are payable as and when declared by Reunion's board of directors. Cumulative dividends as of the date of the Reunion Acquisition were $1,781,000. Dividends on the Reunion Series B preferred stock are senior to dividends on its common stock and its Series A preferred stock, issued in the merger of Reunion and Chatwins Group.

Subject to Delaware law and restrictions in its debt agreements, Series B preferred stock may be redeemed at Reunion's option. The redemption amount is the redemption price plus accumulated unpaid dividends.


NOTE 3:   THE SAC ACQUISITION AND RELOCATION

     The following discussions of the SAC Acquisition and Relocation make reference to various entities and individuals that are directly related to or affiliated with each other. See note 4 for a discussion of related party relationships and transactions.

The SAC Acquisition

     On September 11, 1997, SAC entered into an asset purchase agreement with Kingston pursuant to which SAC acquired substantially all of the assets of and assumed certain liabilities relating to Kingston's business of manufacturing, distributing, marketing, selling and installing gravity flow racking and computer assisted picking systems for a net cash purchase price of $18,050,000. Prior to the Reunion Acquisition, SAC was a privately-held Delaware corporation owned 42.5% by Mr. Charles E. Bradley, Sr. (Mr. Bradley), 42.5% by Mr. Kimball J. Bradley (Kimball Bradley) and 15% by Mr. Richard L. Evans (Mr. Evans). Contemporaneously with entering into the asset purchase agreement, SAC entered into an escrow agreement with Kingston pursuant to which it placed $850,000 in escrow to hold until the closing, a commitment letter with Stanwich Financial Services Corp. (SFSC), an affiliated company, pursuant to which SFSC committed to provide SAC with a $13,000,000 term loan and to purchase $5,000,000 of SAC's mandatorily redeemable 15% cumulative preferred stock, and a demand promissory note with SFSC for $1,000,000. Funds for the $850,000 placed in escrow were provided by SFSC under the $1,000,000 demand note.

     On November 3, 1997, the date of the closing of the SAC Acquisition, SAC paid $17,286,275 to Kingston representing the purchase price of $18,050,000 less the $850,000 of funds in escrow which were released to Kingston at the closing, less $47,000 of purchase price adjustments, plus $133,275 under a transition services agreement with Kingston entered into at the closing and described below. Also at the closing, SAC entered into employment agreements with four key employees of Kingston's former flow racking and CAPS operations, executed a $14,000,000 revolving credit facility with SFSC which replaced the $13,000,000 term loan commitment and $1,000,000 demand note discussed above, entered into a security agreement with SFSC to secure SAC's obligations to SFSC under the revolving credit facility and issued 5,000 shares of Series A Preferred Stock to SFSC for $5,000,000 in cash. Funds for the $17,286,275 paid to Kingston at the closing were provided by availability under the $14,000,000 revolving credit facility and the $5,000,000 of proceeds from sale of the Series A Preferred Stock. The excess of the purchase price over the fair market value of the acquired net assets was recorded as goodwill.

     The transition services agreement entered into by SAC and Kingston provided that, for a six-month period from the closing date, Kingston would provide manufacturing, administrative, computer, accounting, information and consumer response services to SAC necessary to continue the flow racking and CAPS operations under the new ownership during the six-month transition period. The price for such services included a $29,000 per month fixed charge for the use of Kingston's manufacturing facilities in New Hampshire and a charge for variable costs such as employee wages and benefits. The payments for such services were to be made in advance on the first and fifteenth business day of each month during the transition period, such payments representing 50% of that month's estimate by Kingston of the cost of such services to SAC. Such estimates were to be prepared by Kingston in good faith and with sufficient supporting documentation as SAC may reasonably request. The $133,275 paid to Kingston at the closing pursuant to the transition services agreement represented 50% of the first month's transition services cost to SAC. The transition services agreement was able to be terminated by either party or extended by SAC pursuant to various procedures as defined in the agreement. The transition services agreement was not extended. During 1998, including the initial charge paid at the closing, SAC paid Kingston $868,885 for transition services pursuant to this transition services agreement. Although SAC's management believes that amounts paid for transition services during the transition period were reasonable for the amount and nature of services received, it is possible that the costs of these services might not have been the same had they been provided by wholly unrelated third parties.

The Relocation

     Subsequent to the transition period described above, it was necessary to establish Kingway's business in a new location with adequate space and overhead support. At the time Kingway was available for purchase, the management of Chatwins Group wished to acquire Kingway as Kingway's flow racking and CAPS were thought to be important product line extensions to Chatwins' more traditional storage and material handling systems and Chatwins' material handling manufacturing operations in Acworth, Georgia possessed surplus floor space, production workforce, administrative organization and equipment that could be utilized to continue Kingway's operations. Chatwins was not, however, able to consummate the acquisition. Therefore, SAC and Chatwins entered into a service agreement pursuant to which Kingway would utilize Chatwins' surplus capacity in exchange for fees approximately equal to Chatwins' cost to provide such capacity and Kingway's flow racking and CAPS hardware manufacturing operations were relocated to Chatwins' facility in Acworth, Georgia during the second quarter of 1998 (Relocation). Kingway's software development and support staff remained in New Hampshire in newly leased office space not affiliated with Chatwins or Kingston.


NOTE 4:   RELATED PARTIES, RELATIONSHIPS AND TRANSACTIONS

     The following is a discussion of related parties, relationships and transactions of SAC and other parties. Subsequent to December 31, 1999, events have occurred which have affected SAC. See note 2.

The Parties and Relationships

     Reunion Industries, Inc. - Reunion is a publicly traded Delaware corporation which, until its merger with Chatwins Group, was headquartered in Stamford, Connecticut. Subsequent to the merger, Reunion's headquarters is located in Pittsburgh, Pennsylvania. Mr. Bradley is Chief Executive Officer and Chairman of the board of Reunion and 42.5% shareholder of SAC. Kimball Bradley is Executive Vice President and a director of Reunion, son of Mr. Bradley and 42.5% shareholder of SAC. Mr. Evans is Executive Vice President and Secretary of Reunion and 15% shareholder of SAC. Mr. John G. Poole (Mr. Poole) is a director of Reunion.

     Chatwins Group, Inc. - Until the merger, Chatwins was a privately held Delaware corporation headquartered in Pittsburgh, Pennsylvania. Chatwins owned approximately 38% of Reunion's outstanding common stock. Mr. Bradley was Chairman of the Board and majority beneficial shareholder of Chatwins. Kimball Bradley was Senior Vice President and a shareholder of Chatwins. Mr. Poole was a director and shareholder of Chatwins.

     Stanwich Financial Services Corp. - SFSC is a privately held Delaware corporation headquartered in Stamford, Connecticut primarily engaged in the business of providing acquisition financing and making equity investments. SFSC is owned 50% by Mr. Bradley, 42.5% by Charles E. Bradley, Jr., Mr. Bradley's son, and 7.5% by Mr. Poole. Mr. Evans is an officer of SFSC.

The Transactions

     Chatwins Services Agreement - During 1999 SAC was charged $1,550,245 for manufacturing, selling and administrative services under the Chatwins services agreement. Of this amount, $937,495 was included in cost of goods sold and $612,750 was included in selling, general and administrative expenses in the accompanying statement of operations. During 1998 SAC was charged $1,298,631 for manufacturing, selling and administrative services under the Chatwins services agreement. Of this amount, $850,996 was included in cost of goods sold and $447,635 was included in selling, general and administrative expenses in the accompanying statement of operations.

     At December 31, 1999, SAC owed Chatwins $2,151,314 under the Chatwins services agreement which is included in due to related parties in the accompanying balance sheet. At December 31, 1998, SAC owed Chatwins $780,649 under the Chatwins services agreement which is included in due to related parties in the accompanying balance sheet.

     Although SAC's management believes that amounts paid for manufacturing, selling and administrative services under the Chatwins services agreement were reasonable for the amount and nature of services received, it is possible that the costs of these services might not have been the same had they been provided by wholly unrelated third parties.

     Revolver - SFSC has provided SAC with a revolving credit facility. During 1999, $1,355,702 of interest was paid by SAC to SFSC under the Revolver. During 1998, $1,776,780 of interest was paid by SAC to SFSC under the Revolver. At December 31, 1999, SAC had no interest payable to SFSC. At December 31, 1998, SAC had accrued interest payable to SFSC of $293,696 which is included in due to related parties in the accompanying balance sheet.

     During 1999, SAC repaid borrowings totalling $2,900,000 to SFSC under the Revolver. Proceeds for such repayments were provided from current operations and the increase in the related party payable to Chatwins Group. An additional $1,116,000 was repaid in the Reunion Acquisition.

     SAC's management believes that the terms and conditions of the Revolver are comparable to those that SAC may be able to obtain from a wholly unrelated third party lender. See notes 7 and 8.

     Term Loan - During 1998, SAC refinanced portions of the Revolver with another lender. SFSC paid $180,000 of SAC's closing expenses related to these refinancings which is included in due to related parties in the accompanying balance sheet at December 31, 1998. See notes 7 and 8.

NOTE 5:   INVENTORIES

Inventories are comprised of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Raw materials                                    $    573            $    772
Work-in-process                                       187                  71
Finished goods                                        219                 227
                                                 --------            --------
  Inventories                                    $    979            $  1,070
                                                 ========            ========


NOTE 6:   PLANT AND EQUIPMENT

Plant and equipment is comprised of the following (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Machinery and equipment                          $  2,451            $  2,236
Computer systems and equipment                        292                 252
Furniture and fixtures                                 54                  54
                                                 --------            --------
  Plant and equipment                               2,797               2,542
Accumulated depreciation                             (654)               (264)
                                                 --------            --------
  Plant and equipment, net                       $  2,143            $  2,278
                                                 ========            ========


NOTE 7:   REVOLVER

     On November 3, 1997, SAC executed a revolving credit note agreement with SFSC under which SFSC agreed to provide SAC with a revolving credit facility of up to a maximum principal amount of $14,000,000 (Revolver). On such date SAC borrowed $13,500,000, the substantial majority of the proceeds from which were used to partially fund the SAC Acquisition. See note 3. In September and October 1998, portions of borrowings under the Revolver were refinanced with another lender. See note 8. At December 31, 1999, $4,664,700 was outstanding under the Revolver. At December 31, 1998, $7,564,700 was outstanding under the Revolver. During 1999, SAC repaid borrowings totalling $2,900,000 to SFSC under the Revolver. Proceeds for such repayments were provided from current operations and the increase in the related party payable to Chatwins Group. An additional $1,116,000 was repaid in the Reunion Acquisition. See note 2.

     At December 31, 1999, SAC had no interest payable to SFSC. At December 31, 1998, SAC had accrued interest payable to SFSC of $293,696 which is included in due to related parties in the accompanying balance sheet.

     Interest under the Revolver is calculated at a fixed rate of 15% per annum (360 days per the note agreement) on the principal amounts outstanding. Interest is payable on the last business day (as defined) of each calendar quarter which began on December 31, 1997. During 1999, $1,355,702 of interest was paid to SFSC under the Revolver. During 1998, $1,776,780 of interest was paid to SFSC under the Revolver.

     At the same time as the execution of the Revolver, SAC, its shareholders and SFSC entered into security and pledge agreements wherein SAC assigned, pledged and granted to SFSC a continuing security interest in and lien upon all of SAC's property, assets and rights of every kind and SAC's shareholders assigned, pledged and granted to SFSC a continuing security interest in and lien upon all common stock held by them to secure borrowings under the Revolver.


NOTE 8:   TERM LOAN

     On September 1 and October 19, 1998, SAC refinanced portions of the Revolver with an unrelated third party lender. The initial refinancing was for $5,235,000 and included $5,000,000 of cash proceeds paid to SFSC in partial repayment of the Revolver, a $180,000 success fee payable to the lender and $55,000 in fees paid to lender's counsel. Additional closing and facility fees totalling $180,000 were paid to the lender on SAC's behalf by SFSC related to this refinancing. SAC also paid $59,609 to its own counsel related to this refinancing from internally generated cash. The second refinancing was for $945,000 which included $935,300 of proceeds paid to SFSC in partial repayment of the Revolver and $9,700 in fees paid to lender's counsel.

     Both of these refinancings were pursuant to a single term loan agreement between SAC and its lender dated September 1, 1998 and subsequently amended on October 19, 1998. The term loan agreement and total outstanding borrowings of $6,180,000 had interim maturity dates of December 1, 1998, and March 1 and June 1, 1999 and a final maturity date of September 1, 1999. The term loan agreement required the payment of a $61,800 fee, as defined, on each interim maturity date. Such fee was paid on each interim maturity date and recorded as interest expense totalling $61,800 in 1998 and $185,400 in 1999.

     On and subsequent to September 1, 1999, SAC and its lender entered into several additional amendments of the term loan financing documents, specifically to extend the final maturity date of the term loan. Each amendment included either a single or multiple extensions of the final maturity date and required the payment of a fee for each extension. From September 1 through December 31, 1999, SAC paid additional fees totalling $361,800. Fees paid after December 31, 1999 through the date of the Reunion Acquisition totalled $322,000. SAC recorded all such fees as interest expense.

     Borrowings outstanding under the term loan agreement bore interest at an annual rate of The Chase Manhattan Bank prime rate plus 5.0%, but in no case less than 13.5%. The term loan agreement also provided for a post-default rate of interest, as defined, of The Chase Manhattan Bank prime rate plus 7.0%, but in no case less than 15.5%. Interest payable under the post-default rate was due on demand. On September 1, 1999, the term loan interest rate was increased to the minimum post-default rate of 15.5% At December 31, 1999, the rate for borrowings outstanding under the term loan agreement was 15.5%. At December 31, 1998, the rate for borrowings outstanding under the term loan agreement was 13.5%. Interest was payable on the first business day of each month in arrears. During 1999, SAC paid $887,772 of interest excluding fees under the term loan agreement. During 1998, SAC paid $255,683 of interest excluding fees under the term loan agreement.

   Borrowings outstanding under the term loan agreement were secured by a continuing security interest in and lien upon all of SAC's property, assets and rights of every kind, such security interest and lien having been obtained by the execution of a security agreement by SAC wherein SFSC pledged its rights under the Revolver to the term loan lender. Borrowings under the term loan agreement were also secured by (i) the individual guaranties of Mr. Bradley, Kimball Bradley and Mr. Evans and corporate guaranty of SFSC; (ii) the individual pledge and security agreements executed by Mr. Bradley, Kimball Bradley and Mr. Evans wherein they pledged as collateral their holdings of all shares of SAC common stock and holdings of common stock of another affiliated corporation; (iii) the corporate pledge agreement of SFSC of its holdings of the Series A Preferred Stock (see note 9) and its rights to and interests in certain of its notes receivable and holdings of common stock of other affiliated entities.

     The term loan agreement included various representations, warranties and affirmative and negative covenants by SAC and provided the lender with certain rights and remedies including, but not limited to, acceleration, both in the event of default or subjectively, of all amounts borrowed under the term loan agreement. Financial covenants in the term loan agreement included the maintenance by SAC of a minimum earnings before interest, taxes, depreciation and amortization (EBITDA) and a maximum ratio of indebtedness to EBITDA, calculations of which are defined in the term loan agreement. Beginning on September 30, 1998, SAC was required to maintain a rolling twelve-month minimum EBITDA of $2.1 million, which increased to $2.6 million on October 31, 1998 and to $3.0 million on May 31, 1999. For 1999, SAC's EBITDA was $4.1 million. Beginning on September 30, 1998, SAC was required to maintain a maximum ratio of indebtedness to rolling twelve-month EBITDA of 3.00:1, which decreased to 2.50:1 on October 31, 1998 and to 2.10:1 on May 31, 1999. For 1999, such ratio was 1.52:1. During 1999, SAC had complied with all financial covenants pursuant to the term loan agreement. SAC was also in compliance with all other representations, warranties and covenants at December 31, 1999.

     On March 16, 2000, all borrowings outstanding under the Term Loan were repaid. See note 2.


NOTE 9:   PREFERRED STOCK

     Prior to the Reunion Acquisition, SAC had one series of preferred stock outstanding. This Series A Preferred Stock had a liquidation value of $1,000 per share and was entitled to receive preferential and cumulative dividends at an annual rate of 15% of liquidation value. At December 31, 1999, the issued and outstanding shares of SAC's Series A Preferred Stock totalled 5,000 shares. All of these shares were held by SFSC. Proceeds from the issuance of the Series A Preferred Stock were used for the SAC Acquisition. See notes 2, 3, 7, 8 and 10.

     In the Reunion Acquisition, holders of SAC's Series A preferred stock received in exchange for their shares, 5,000 shares of Reunion Series B preferred stock. The Reunion Series B preferred stock has a redemption price of $5,000,000. Cumulative dividends at 15% of the redemption price from November 2, 1997, the date of the SAC Acquisition, are payable as and when declared by Reunion's board of directors. Cumulative dividends as of the date of the Reunion Acquisition were $1,781,000. Dividends on the Reunion Series B preferred stock are senior to dividends on its common stock and its Series A preferred stock, issued in the merger of Reunion and Chatwins Group. Subject to Delaware law and restrictions in its debt agreements, Series B preferred stock may be redeemed at Reunion's option. The redemption amount is the redemption price plus accumulated unpaid dividends.


NOTE 10:   STOCKHOLDERS' EQUITY

Activity in stockholders' equity is as follows (in thousands):

                                                   Pre-    Accumu-
                             Common    Capital   ferred     lated
                              Stock    Paid-In    Stock    Deficit    Total
                            --------  --------  --------  --------  --------
  At January 1, 1998        $      -  $     25  $  5,125  $   (210) $  4,940
Activity for the year
  ended December 31, 1998:
Net loss                           -         -         -      (351)     (351)
Preferred stock dividend
  accretions                       -         -       750      (750)        -
                            --------  --------  --------  --------  --------
  At December 31, 1998             -        25     5,875    (1,311)    4,589
Activity for the year
  ended December 31, 1999:
Net loss                           -         -         -      (145)     (145)
Preferred stock dividend
  accretions                       -         -       750      (750)        -
                            --------  --------  --------  --------  --------
  At December 31, 1999      $      -  $     25  $  6,625  $ (2,206) $  4,444
                            ========  ========  ========  ========  ========

     Prior to the Reunion Acquisition, common stock outstanding totalled 1,000 shares and had a $.01 per share par value. Mr. Bradley and Kimball Bradley owned 425 shares each and Mr. Evans owned 150 shares. All of these shares were pledged as security for borrowings under the Revolver and Term Loan. On March 16, 2000, Reunion acquired SAC's common stock. See notes 2, 7, 8 and 9.

     SAC issued Series A Preferred Stock contemporaneously with the SAC Acquisition. Dividends accreted from retained earnings since its issuance totalled $1,625,000 at December 31, 1999.


NOTE 11:   EMPLOYEE BENEFITS

Pensions and Other Postretirement Benefits

    SAC does not sponsor, contribute to, or participate in any defined benefit pension or other postretirement benefit plans. SAC has a defined contribution plan covering all of its employees. SAC's defined contribution plan expense for 1999 totalled $36,332. SAC's defined contribution plan expense for 1998 totalled $40,962.

Postemployment Benefits

     Other than unemployment compensation benefits required by law, SAC does not provide postemployment benefits to former or inactive employees.

NOTE 12:   INCOME TAXES

     No provision for income taxes was made for the years ended December 31, 1999 and 1998 due to SAC's operating losses in each year.

     Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. For tax purposes, SAC is treating the SAC Acquisition as a purchase of assets. Accordingly, as of the date of the SAC Acquisition, the assets and liabilities of Kingway were adjusted to their fair market values for both book and tax purposes. The types of differences that give rise to significant portions of SAC's deferred income tax liabilities and assets are shown in the following table (in thousands):
                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
Goodwill amortization                            $   (305)           $   (327)
Depreciation                                         (140)               (103)
Other                                                   -                 (19)
                                                 --------            --------
  Deferred tax liabilities                           (445)               (449)
                                                 --------            --------
Loss carryforwards (NOLs)                             500                 440
Book reserves                                          68                  86
Other                                                   5                   7
                                                 --------            --------
  Deferred tax assets                                 573                 533
Less:   Valuation allowance                          (128)                (84)
                                                 --------            --------
  Deferred tax assets, net                            445                 449
                                                 --------            --------
  Deferred taxes, net                            $      -            $      -
                                                 ========            ========

     SFAS No. 109 requires a valuation allowance where it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as losses in recent years." The ultimate realization of SAC's deferred income tax assets depends on its ability to generate sufficient taxable income in the future. While SAC believes that the deferred income tax assets will be realized by future operating results, such realization is uncertain. At December 31, 1999, SAC had net operating loss carryforwards totalling $1.3 million, of which $1.1 million expires in 2018 and $0.2 million expires in 2019. The Reunion Acquisition resulted in a change in ownership under the Internal Revenue Code which limits the ability to utilize SAC's NOL carryforwards in subsequent periods.

     The current and noncurrent classifications of deferred income tax liabilities and assets are shown in the following table (in thousands):

                                                        At December 31,
                                                   1999                1998
                                                 --------            --------
  Current:
Deferred tax assets                              $     68            $     86
Deferred tax liabilities                                -                 (19)
Less:   Valuation allowance                           (68)                (67)
                                                 --------            --------
  Current deferred taxes                                -                   -
                                                 --------            --------
  Noncurrent:
Deferred tax assets                                   505                 447
Deferred tax liabilities                             (445)               (430)
Less:   Valuation allowance                           (60)                (17)
                                                 --------            --------
  Noncurrent deferred taxes                             -                   -
                                                 --------            --------
  Deferred taxes, net                            $      -            $      -
                                                 ========            ========


NOTE 13:   LEASES

     Lease rental expense for 1999 totalled $85,503. At December 31, 1999, SAC had minimum rental commitments under noncancelable operating leases as follows: 2000 - $87,405; 2001 - $86,963; 2002 - $30,037; 2003 - $5,841; 2004
and after - $0.


NOTE 14:   CONTINGENT LIABILITIES AND COMMITMENTS

     There were no legal proceedings against SAC at December 31, 1999. Additionally, there were no other contingent liabilities or commitments at December 31, 1999 that would have a material impact on the financial position or results of operations of SAC.


NOTE 15:   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash in banks; Accounts receivable; Accounts payable; Due to related parties - The carrying amounts of these financial instruments at December 31, 1999 and 1998 approximate fair value due to their short maturities.

     Revolver, related party; Term Loan - The Revolver has a fixed interest rate and the Term Loan has a variable interest rate with an interest rate floor, both of which approximate current market rates. Accordingly, management estimates that their carrying amounts approximate fair value at December 31, 1999 and 1998.

                  REUNION INDUSTRIES, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                             FINANCIAL STATEMENTS

     The accompanying unaudited pro forma consolidated condensed financial statements and related notes are presented in accordance with the SEC rules and regulations to show the pro forma effects of the merger of all of the assets and business of Chatwins Group with and into Reunion and the simultaneous acquisition of Kingway.

     The merger will be accounted for as a purchase under APB Opinion No. 16 "Business Combinations" with Chatwins Group as the acquirer for purposes of applying purchase accounting. Accordingly, the Chatwins Group assets and liabilities will be accounted for at historical book values and the assets and liabilities of Reunion will be revalued at their estimated fair value. The excess of purchase price over fair value of assets acquired and liabilities assumed (goodwill), if any, for the acquisition of the approximately 63% of Reunion common stock not previously owned by Chatwins Group will be capitalized and amortized over 15 years. For purposes of this presentation, the purchase price in the transaction is deemed to be approximately $8.1 million, consisting of 2,490,000 shares of Reunion common stock not owned by Chatwins Group at December 31, 1999 valued at $3.25 per share, based on the market price of Reunion common stock between July 28 and August 2, 1999, immediately prior to the announcement of the July 28, 1999 approval by Reunion's board of directors of the amended and restated merger agreement. In June 1995, Chatwins Group had previously acquired 1,450,000 shares, which at that time represented approximately 38% of Reunion's then outstanding common stock and which at December 31, 1999 represented approximately 37% of Reunion's outstanding common stock. The purchase price reflects the acquisition of the approximately 63% of Reunion common stock not previously owned by Chatwins Group.

     Simultaneously with the closing of the merger and related refinancing, Reunion acquired Kingway. This acquisition will be accounted for as a purchase under APB Opinion No. 16. The unaudited pro forma consolidated condensed financial statements assume that the consideration for the purchase of Kingway includes the assumption of approximately $10.8 million of Kingway's debt and the issuance of $6.6 million of preferred stock in exchange for Kingway's existing preferred stock. Amounts related to Kingway are segregated in the following unaudited pro forma financial statements because Kingway's results are not included in either Reunion's or Chatwins Group's historical results.

     The unaudited pro forma consolidated condensed balance sheet is based on the assumption that the merger and the simultaneous acquisition of Kingway were completed on December 31, 1999. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1999 is based on the assumption that the merger and the simultaneous acquisition of Kingway were completed January 1, 1999. The actual amounts of the sources and uses of refinancing proceeds in the merger and acquisition on March 16, 2000 will differ from the sources and uses presented in these unaudited pro forma consolidated condensed financial statements due to differences in historical financial statement amounts between December 31, 1999 and March 16, 2000.

     The historical financial information for Reunion, Chatwins Group and Kingway presented in the unaudited pro forma consolidated condensed balance sheet and statement of operations for the year ended December 31, 1999 is derived from audited financial statements for the year then ended.

     Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on the dates indicated above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the accompanying notes and with Reunion's, Chatwins Group's and Kingway's financial statements. The financial statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and a description of the business of Chatwins Group are included under Item 7(a) herein. The financial statements of Kingway are included under Item 7(a) herein. The financial statements of Reunion are included in its Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission on March 30, 2000.

                           REUNION INDUSTRIES, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                       December 31, 1999 (in thousands)

                 Reunion   Chatwins                 Pro Forma &
              Industries      Group    Kingway      Acquisition     Pro Forma
              Historical Historical Historical      Adjustments      Combined
              ---------- ---------- ----------     -------------  -----------
ASSETS:
Cash            $  2,455   $    252   $    291     $ 25,800 (5a)
                                                      5,000 (5a)
                                                     27,367 (5a)
                                                    (26,083)(5b)
                                                     (5,894)(5b)
                                                    (18,794)(5b)
                                                     (7,396)(5b)     $  2,998

Receivables        8,988     25,787      3,756            -            38,531

Inventories        6,034     12,648        979            -            19,661

Other Current      1,706      3,179        113            -             4,998
                --------   --------   --------     --------          --------
Total Current
  Assets          19,183     41,866      5,139            -            66,188

Property - net    37,637     16,675      2,143            -            56,455

Goodwill           7,676      3,371     11,652        8,093 (2)
                                                      9,900 (3)
                                                    (13,743)(4)
                                                     (9,164)(4)
                                                      2,281 (5c)
                                                        528 (5f)       20,594
Investment in
  Reunion Common
  Stock                -      6,270          -       (6,270)(3)             -

Due from Related
  Parties              -      3,144          -       (2,151)(6)           993

Deferred
  Financing
  Costs              528      2,454          -        1,404 (5a)
                                                       (821)(5d)
                                                       (811)(5e)
                                                       (528)(5f)        2,226

Other Assets       1,287      7,240         35       (3,630)(3)
                                                       (802)(4)
                                                      9,164 (4)        13,294
                --------   --------   --------     --------          --------
Total Assets    $ 66,311   $ 81,020   $ 18,969     $ (6,550)         $159,750
                ========   ========   ========     ========          ========

                           REUNION INDUSTRIES, INC.
       UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)
                       December 31, 1999 (in thousands)

                 Reunion   Chatwins                 Pro Forma &
              Industries      Group    Kingway      Acquisition     Pro Forma
              Historical Historical Historical      Adjustments      Combined
              ---------- ---------- ----------     -------------  -----------
LIABILITIES AND
  STOCKHOLDERS'
  EQUITY:
Current Long-
  Term Debt     $  3,339   $ 25,022   $  6,180     $(25,000)(5b)
                                                     (1,500)(5b)
                                                     (6,180)(5b)
                                                         26 (5d)     $  1,887
Short-Term Debt-
  Related Parties      -          -      4,665       (1,116)(5b)        3,549

Revolving Credit   8,044      5,834          -       28,771 (5a)
                                                     (5,834)(5b)
                                                     (8,044)(5b)       28,771

Trade Payables     7,629     12,543      1,215            -            21,387

Due to Related
  Parties              -          -      2,151       (2,151)(6)             -

Accrued Other      5,812      6,343        314       (1,083)(5b)
                                                        (60)(5b)       11,326
Net Liabilities of
  Discontinued
  Operations           -      3,011          -            -             3,011
                --------   --------   --------     --------          --------
Total Current
  Liabilities     24,824     52,753     14,525      (22,171)           69,931

Other Long-Term
  Debt            19,613     24,997          -       (9,250)(5b)       35,360

New Term Debt          -          -          -       25,800 (5a)
                                                      5,000 (5a)       30,800
Related Party
  Debt             1,017          -          -            -             1,017

Other
  Liabilities      3,075      1,883          -            -             4,958
                --------   --------   --------     --------          --------
Total
  Liabilities     48,529     79,633     14,525         (621)          142,066
                --------   --------   --------     --------          --------

                           REUNION INDUSTRIES, INC.
       UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (Continued)
                       December 31, 1999 (in thousands)

                 Reunion   Chatwins                 Pro Forma &
              Industries Group Kingway Acquisition Pro Forma Historical Historical Historical Adjustments Combined
              ---------- ---------- ----------     -------------  -----------
Minority
  Interests        2,713          -          -            -             2,713
                --------   --------   --------     --------          --------
Redeemable
 Preferred Stock     524      8,938          -       (8,938)(5g)          524
                --------   --------   --------     --------          --------
  Stockholders'
    Equity:

Common Stock          39          3          -          117 (2)
                                                        (39)(4)           120

Paid-in Capital   29,402        873         25         (500)(1)
                                                      7,976 (2)
                                                    (29,402)(4)
                                                        (25)(5c)        8,349

Preferred Stock        -          -      6,625        8,938 (5g)
                                                     (6,625)(5g)
                                                      6,625 (5g)       15,563

Treasury Stock         -       (500)         -          500 (1)             -

Translation
  Adjustment        (786)         -          -          786 (4)             -

Retained Earnings
  (accumulated
  deficit)       (14,110)    (7,927)    (2,206)      14,110 (4)
                                                      2,206 (5c)
                                                       (847)(5d)
                                                       (811)(5e)       (9,585)
                --------   --------   --------     --------          --------
Total
  Stockholders'
  Equity          14,545     (7,551)     4,444        3,009            14,447
                --------   --------   --------     --------          --------
Total
  Liabilities
  and
  Stockholders'
  Equity        $ 66,311   $ 81,020   $ 18,969     $ (6,550)         $159,750
                ========   ========   ========     =========         ========

                            REUNION INDUSTRIES, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (in thousands, except per share amounts)

                 Reunion   Chatwins             Pro Forma &
              Industries      Group    Kingway  Acquisition         Pro Forma
              Historical Historical Historical  Adjustments          Combined
              ---------- ---------- ---------- ------------       -----------
SALES           $ 76,099  $ 121,090   $ 17,528     $      -          $214,717
Operating Costs
  and Expenses:
Cost of Sales     64,943    100,822     10,985            -           176,750
Selling, General
  and Admin.      10,937     12,742      2,920            -            26,599
Amortization of
  Goodwill           695        204        901         (427)(a)         1,373
Other                  -        591         18            -               609
                --------   --------   --------     --------          --------
OPERATING
  PROFIT (LOSS)     (476)     6,731      2,704          427             9,386
OTHER (INCOME)
  EXPENSE:
Interest Expense   3,392      7,989      2,886       (2,583)(b)        11,684
Provision for Bargo
  Judgment
  and Costs        1,646          -          -            -             1,646
Bargo Settlement
  Gain            (3,617)         -          -            -            (3,617)
Equity loss from
  affiliate            -        566          -         (566)(c)             -
Other (Income)
  Expense           (635)         -        (37)           -              (672)
                --------   --------   --------     --------          --------
Income (Loss)
  from Continuing
  Operations
  Before Taxes    (1,262)    (1,824)      (145)       3,576               345
Income Tax
  Expense
  (Benefit)          226     (1,463)         -        1,375 (d)           138
                --------   --------   --------     --------          --------
Income (Loss) from
  Continuing
  Operations      (1,488)      (361)      (145)       2,201               207
Preferred Stock
  Dividends            -       (456)      (750)        (392)(e)        (1,598)
                --------   --------   --------     --------          --------
Income (Loss)
  Available
  to Common
  Stockholders  $ (1,488)  $   (817)  $   (895)    $  1,809          $ (1,391)
                ========   ========   ========     ========          ========

                            REUNION INDUSTRIES, INC.
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (in thousands, except per share amounts)

                 Reunion   Chatwins             Pro Forma &
              Industries      Group    Kingway  Acquisition         Pro Forma
              Historical Historical Historical  Adjustments          Combined
              ---------- ---------- ---------- ------------       -----------

Income (Loss)
  from
  Continuing
  Operations
  per Common
  Share:

Basic           $  (0.38)  $  (2.82)                                 $  (0.12)
                ========   ========                                  ========

Diluted         $  (0.38)  $  (2.82)                                 $  (0.12)
                ========   ========                                  ========

Weighted Average
  Number of
  Common Shares

Basic              3,924        290                                    11,974
                ========   ========                                  ========

Diluted            3,924        290                                    11,974
                ========   ========                                  ========

                           REUNION INDUSTRIES, INC.
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               (in thousands)

Note 1. Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Condensed Balance Sheet

          Adjustments to the unaudited pro forma combined balance sheet as of December 31, 1999:

          (1)   To retire Chatwins Group's treasury stock.

          (2) To record issuance of 9,500,000 shares of Reunion common stock to Chatwins Group stockholders. Purchase price determined based on 2,490,000 shares, representing Reunion common stock not owned by Chatwins Group at December 31, 1999, times $3.25 per share, based on the market price of Reunion common stock between July 28, 1999 and August 2, 1999, immediately prior to the announcement of the July 28, 1999 approval by Reunion's board of the amended and restated merger agreement.

          (3) To eliminate Chatwins Group's investment in Reunion, including acquisition costs and deferred taxes.

          (4) To eliminate Reunion's consolidated equity accounts and deferred merger costs and record a deferred tax asset of $9.2 million based on management's best estimate of the probable use of NOLs during the carryforward period.

          (5) To record the sources and uses of the net proceeds and other transactions related to the merger, the new term debt and the new revolving credit facility:

                (5a) Sources of proceeds:
                                                  Gross    Issuance    Net
                                                 Proceeds   Costs    Proceeds
                                                 --------  --------  --------
New term loan A proceeds                         $ 25,800  $      -  $ 25,800
New term loan B proceeds                            5,000         -     5,000
New revolving credit facility proceeds             28,771    (1,404)   27,367
                                                 --------  --------  --------
  Totals                                         $ 59,571  $ (1,404) $ 58,167
                                                 ========  ========  ========

                (5b) Uses of proceeds:

                                    Classifications of Debt and Other
                             ------------------------------------------------
                                                   Long               Total
                             Current   Revolver   -term     Other      Uses
                             --------  --------  --------  --------  --------
  Partial Senior Note
    Redemption:
Principal                    $      -  $      -  $ 25,000  $      -  $ 25,000
Accrued Interest                    -         -         -     1,083     1,083
                             --------  --------  --------  --------  --------
                                    -         -    25,000     1,083    26,083
                             --------  --------  --------  --------  --------
  Chatwins Revolver Paydown:
Outstanding borrowings              -     5,834         -         -     5,834
Accrued interest and fees           -         -         -        60        60
                             --------  --------  --------  --------  --------
                                    -     5,834         -        60     5,894
                             --------  --------  --------  --------  --------
Reunion Industries Debt
  Paydown:
CITBC revolver                      -     8,044         -         -     8,044
CITBC term loan                 1,500         -     9,250         -    10,750
                             --------  --------  --------  --------  --------
                                1,500     8,044     9,250         -    18,794
                             --------  --------  --------  --------  --------
  Subtotal                      1,500    13,878    34,250     1,143    50,771
                             --------  --------  --------  --------  --------
  Acquisition of Kingway:
Kingway debt                    6,180         -         -         -     6,180
Kingway debt - related party    1,116         -         -         -     1,116
Kingway common stock                -         -         -       100       100
                             --------  --------  --------  --------  --------
                                7,296         -         -       100     7,396
                             --------  --------  --------  --------  --------
  Totals                     $  8,796  $ 13,878  $ 34,250  $  1,243  $ 58,167
                             ========  ========  ========  ========  ========

Acquisition Detail:

    The purchase prices and their allocations to the assets and liabilities acquired are as follows (in thousands):
                                                 Reunion             Kingway
                                                 --------            --------
  Purchase price:
Common stock                                     $  8,093            $      -
Series B preferred                                      -               6,625
Cash                                                    -                 100
                                                 --------            --------
                                                 $  8,093            $  6,725
                                                 ========            ========
  Allocation of purchase price:
Cash                                             $  1,552            $    291
Receivables                                         5,680               3,756
Inventories                                         3,813                 979
Other current assets                                1,078                 113
Property                                           23,787               2,143
Other assets                                          307                  35
Debt assumed                                      (19,589)            (10,845)
Trade payables                                     (4,822)             (1,215)
Due to related parties                               (643)             (2,151)
Other accruals                                     (3,673)               (314)
Other liabilities                                  (1,943)                  -
Minority interests                                 (1,715)                  -
Redeemable preferred stock                           (331)                  -
Goodwill                                            4,592              13,933
                                                 --------            --------
                                                 $  8,093            $  6,725
                                                 ========            ========

                (5c)   Incremental goodwill on Kingway acquisition:

Purchase price of Kingway common stock                               $    100

  Less net assets acquired:
Kingway common equity                                           (25)
Kingway retained deficit                                      2,206     2,181
                                                           --------  --------
Incremental goodwill                                                 $  2,281
                                                                     ========

                (5d) Charges related to Chatwins Group Senior Note redemption:

Write-off original issue discount                                    $     26
Write-off old deferred financing costs                                    821
                                                                     --------
Charges to retained earnings                                         $    847
                                                                     ========

                (5e)   Write-off Chatwins revolver deferred
                       financing costs                               $    811
                                                                     ========
                (5f)   Write-off old Reunion Industries
                       deferred financing costs                      $    528
                                                                     ========

                (5g) Conversion of Chatwins Group's and Kingway's redeemable preferred stocks into new Reunion callable Series A and Series B preferred stocks, respectively.

          (6)  Eliminate intercompany receivables and payables.


Note 2. Pro Forma Adjustments to the Unaudited Pro Forma Consolidated Condensed Statement of Operations

          Adjustments to the unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1999:

          (a) To record the amortization of negative goodwill related to the merger of Chatwins Group and Reunion, as well as the amortization of incremental goodwill related to the acquisition of Kingway over a 15-year period. No adjustments have been made to depreciation. The book values of property for Reunion and Kingway are assumed to approximate fair value because substantially all of these assets have been recently restated to fair value as a result of the application of purchase accounting under APB Opinion 16.

          (b) To record the effect on interest expense for 1999 resulting from the merger and acquisition:
                                                           Pro Forma Pro Forma
                                             Annual Rates  Balance   Interest
                                             ------------  --------  --------
  Pro Forma Interest Expense:
Senior notes                                          13%  $ 24,975  $  3,247
New revolving credit facility                Prime + .50%    46,780     4,015
New term loan A                              Prime + .75%    25,800     2,279
New term loan B                                       20%     5,000     1,000
Other debt - actual 1999                                                  442
                                                                     --------
  Total Pro Forma Cash Interest                                        10,983
Amortization of deferred financing costs                                  701
                                                                     --------
  Total Pro Forma Interest                                             11,684
Less: Historical Interest Expense                                     (14,267)
                                                                     --------
  Pro Forma Merger Interest Adjustment                               $ (2,583)
                                                                     ========

     A 0.125% change in interest rates would affect interest expense by approximately $90 for the year ended December 31, 1999 assuming completion of the merger, the refinancing and the acquisition of Kingway.

          (c) To eliminate Chatwins Group's equity loss from continuing operations of Reunion.

          (d) To adjust the proforma combined income tax expense for continuing operations to an effective rate of approximately 40% of pro forma combined income from continuing operations before taxes.

          (e) To record incremental dividends on Reunion's Series A preferred stock at 10% per annum.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K/A to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  May 4, 2000                          REUNION INDUSTRIES, INC.
       -----------                                (Registrant)

                                            By: /s/Joseph C. Lawyer
                                            ------------------------
                                                 Joseph C. Lawyer
                                                President and Chief
                                                 Operating Officer



                                            By: /s/John M. Froehlich
                                            ------------------------
                                                 John M. Froehlich
                                              Executive Vice President
                                                of Finance and Chief
                                                 Financial Officer